Exhibit 10.3

TOWER EXPANSION & ADDITIONAL STRUCTURED PARKING

GROUND LEASE AGREEMENT

THIS TOWER EXPANSION & ADDITIONAL STRUCTURED PARKING GROUND LEASE AGREEMENT (the “Lease”) is dated as of the 1st day of January, 2005, by and between MAC, CORP., a New Jersey corporation (“Landlord”), and MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company, d.b.a. “The Borgata” or “Borgata” (“Tenant”) and shall become effective as provided in Section 3 below.

RECITALS

A. On May 29, 1996, Landlord and Grand K, Inc., a Nevada corporation (“Grand K”) entered into a Joint Venture Agreement (the “Original Agreement”), relating to a joint venture (the “Joint Venture”) formed for the purpose of designing, developing, constructing, owning and operating a resort casino and related facilities on property located in the “Huron North Redevelopment Area” in the Marina area of Atlantic City, New Jersey (the “City”) on a development now known as Renaissance Pointe (the “Renaissance Pointe Property”).

B. On July 14, 1998, Grand K assigned all of its right, title and interest in and to the Original Agreement to Boyd Atlantic City, Inc., a New Jersey corporation (“Boyd AC”), and on the same date, Landlord and Boyd AC entered into an Amended and Restated Joint Venture Agreement, as amended pursuant to that certain First Amendment to Amended and Restated Joint Venture Agreement, dated as of September 10, 1998 (as amended, the “Amended and Restated Agreement”), which Amended and Restated Agreement superseded the Original Agreement.

C. On August 31, 2000, Landlord and Boyd AC entered into a Second Amended and Restated Joint Venture Agreement (the “Second Amended and Restated Agreement”), which Second Amended and Restated Agreement superseded the Amended and Restated Agreement.

D. On November 21, 2000, Landlord and Boyd AC formed Marina District Development Holding Co., LLC, a New Jersey limited liability company (“Holding Co”) and also formed Tenant.

E. On December 13, 2000, the Joint Venture was merged into Tenant, and Tenant became a wholly-owned subsidiary of Holding Co. On the same date, Holding Co amended and adopted the Second Amended and Restated Agreement as its operating agreement pursuant to a Contribution and Adoption Agreement, dated as of December 13, 2000 (the Second Amended and Restated Agreement, as so adopted and amended, and as hereafter modified and amended, shall be referred to herein as the “Operating Agreement”).

F. Tenant has developed a resort casino project known as The Borgata (the “Resort”) upon a portion of the Renaissance Pointe Property (the “Borgata Parcel”) that has been previously conveyed from Landlord to Tenant.

G. In connection with Tenant’s development of the Resort and upon the terms and conditions set forth in that certain ground lease agreement between the parties dated February 21, 2003 (the “Original Ground Lease”), Landlord leased to Tenant certain real property currently known as Block 576, Lot 1.07 on the Tax Map of the City of Atlantic City (the “Original Leased Premises”) for the purposes of the construction and operation by Tenant of a surface parking lot (“Surface Parking Lot”) and related uses permitted thereunder.

H. In connection with Tenant’s development of the Resort and upon the terms and conditions set forth in that certain lease and option agreement between the parties dated January 16, 2002 (the “Employee Parking Structure Lease”), Landlord leased to Tenant certain real property currently known as Block 576, Lot 1.05 on the Tax Map of the City of Atlantic City (the “Employee Parking Leased Premises”) for the purposes of the construction and operation by Tenant of an employee parking structure (the “Employee Parking Structure”) and related uses permitted thereunder.

I. In connection with Tenant’s development and expansion of the Resort (the “Expansion Project”), (i) the parties entered into that certain surface lot ground lease agreement dated as of August 20, 2004 (the “Surface Lot Ground Lease”), for a portion of the Original Leased Premises upon which Tenant intends to continue the operation of the Surface Parking Lot and for any other use or uses permitted thereby (the “Surface Lot Leased Premises”) and the Original Ground Lease was terminated; and (ii) the parties entered into a separate lease agreement for a portion of the Original Leased Premises, a portion of the Employee Parking Leased Premises, and other property owned by Landlord upon which Tenant intends to construct the Expansion Project (the “Expansion Ground Lease”).

J. Tenant contemplates the further expansions of the Resort by construction of: (i) a 45-story tower to be located adjacent to the Expansion Project (the “Tower Expansion”), and (ii) an additional parking structure to be located adjacent to the Employee Parking Leased Premises (the “Additional Parking Structure”).

K. Tenant has requested and Landlord has agreed to lease to Tenant the ground upon which Tenant intends to construct the Tower Expansion, all as more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Tower Expansion Parcel”) for a term commencing on January 1, 2005 and ending on December 31, 2070, upon the terms and conditions set forth in this Lease.

L. Tenant has requested and Landlord has agreed to lease to Tenant the ground upon which Tenant intends to construct the Additional Parking Structure, all as more particularly described on Exhibit “B” attached hereto and made a part hereof (the “Additional Parking

Structure Parcel”) for a term commencing on January 1, 2005 and ending on December 31, 2070, upon the terms and conditions set forth in this Lease.

NOW, THEREFORE, it is hereby agreed as follows:

1. Definitions. As used in this Agreement:

“Additional Parking Structure” has the meaning set forth in the Recitals to this Lease.

“Additional Parking Structure Access and Utility Easement” means a non exclusive easement granted by virtue of this Lease by Landlord or its affiliates to Tenant in accordance with Section 38 of this Lease, granting to Tenant or its affiliates and any entity providing utility service to Tenant, as well as the users of the Leased Premises the non exclusive right of pedestrian and vehicular access on, into, over, under, across and through the Additional Parking Structure Access and Utility Easement Area and the roadway system that is a part of the Master Plan Improvements (as such term is defined in the Operating Agreement), as well as the right to enter into the Additional Parking Structure Access and Utility Easement Area for purposes of bringing thermal energy, electric energy and other utilities to the Additional Parking Structure, including the right to maintain above ground manholes and vents and other appurtenances necessary for the forgoing purposes.

“Additional Parking Structure Access and Utility Easement Area” means the area generally depicted on Exhibit “B” attached hereto and incorporated herein by this reference.

“Additional Parking Structure Parcel” has the meaning set forth in the Recitals to this Lease consisting of approximately 2.746 acres and shall be a separate subdivided tax parcel.

“Adjustment Date” means January 1, 2007 and each second (2nd) anniversary thereof during the term of this Lease.

“Amended and Restated Agreement” has the meaning set forth in the Recitals to this Lease.

“Base Index” means the Index in publication three (3) months before the Date of this Lease.

“Borgata Parcel” has the meaning set forth in the Recitals to this Lease.

“Boyd AC” has the meaning set forth in the Recitals to this Lease.

“City” has the meaning set forth in the Recitals to this Lease.

“Comparison Index” means the Index in publication three (3) months before each Adjustment Date.

“Easement Areas” shall mean a collective reference to the Additional Parking Structure Access and Utility Easement Area, the Tower Expansion Access and Utility Easement Area;

“Easements” shall mean a collective reference to the Additional Parking Structured Access and Utility Easement and the Tower Expansion Access and Utility Easement;

“Effective Date” shall mean January 1, 2005.

“Environmental Laws” means any and all applicable state, federal or local statutes, regulations, rules, ordinances and directives relating to the protection of health or the environment.

“First Adjustment Date” means January 1, 2007.

“GAAP” means generally accepted accounting principals, consistently applied.

“Governmental Approvals” means all licenses, permits, authorizations and governmental approvals, issued in final, unappealable, and unconditional form, that are required under all applicable federal, state, county and municipal laws, regulations or governmental or quasi-governmental requirements: (i) to permit the construction and operation of the Projects or to construct any repairs, replacements or additions thereto, and (ii) to approve the transactions contemplated by this Lease.

“Grand K” has the meaning set forth in the Recitals to this Lease.

“Holding Co” has the meaning set forth in the Recitals to this Lease.

“Index” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for all Urban Consumers, United States Average, Subgroup “All Items” 1982-84 = 100.

“Joint Venture” has the meaning set forth in the Recitals to this Lease.

“Landlord” has the meaning set forth in the first paragraph hereof.

“Landlord Indemnified Parties” means Landlord and its controlling shareholders, officers, directors, agents, affiliates and employees and their respective successors and assigns, and the respective shareholders, officers, directors, agents, affiliates and employees of each of them.

“Lease” has the meaning set forth in the first paragraph hereof.

“Leased Premises” shall mean a collective reference to the Additional Parking Structure Parcel and the Tower Expansion Parcel.

“MAC” has the meaning set forth in the Recitals to this Lease.

“Monthly Rent” means the monthly rent to be paid by Tenant to Landlord in accordance with the terms of Section 5 of this Lease.

“Operating Agreement” has the meaning set forth in the Recitals to this Lease.

“Original Agreement” has the meaning set forth in the Recitals to this Lease.

“Personal Property Taxes” means all taxes, assessments, fees, fines and charges levied against any and all personal property, merchandise and trade fixtures located in or about the Leased Premises, as well as any taxes, assessments, fees, fines and charges levied upon any interest of Tenant in this Lease or upon Tenant’s business operations.

“Plans and Specifications” means those certain plans and architectural, engineering, design and construction drawings and other construction documents for the Projects more particularly described on Exhibit “BC” attached hereto and incorporated herein by this reference, together with any revisions or additions thereto as may be mutually agreed upon between Landlord and Tenant.

“Projects” shall mean a collective reference to the Tower Expansion and the Additional Parking Structure.

“Real Property Taxes” means all property taxes assessed against the Leased Premises, the Projects and any other buildings, fixtures or improvements now or hereafter constructed upon the Leased Premises, and all other governmental levies of every kind or nature whatsoever, general or special, extraordinary as well as ordinary, which shall be charged, levied, assessed or imposed by any lawful taxing authority against the Leased Premises and the improvements thereon. Without limiting the foregoing, Real Property Taxes shall include, without limitation, any and all general and special assessments, charges, fees or assessments for transit, housing, police, fire or other governmental services of purported benefit to the Leased Premises, service payments in lieu of taxes, and any tax, fee or excise on the act of entering into this Lease or on the use or occupancy of the Leased Premises or any part thereof, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of New Jersey, or any political subdivision, public corporation, district or other political or public entity whether or not now customary or in the contemplation of the parties on the date of this Lease.

“Renaissance Pointe Property” has the meaning set forth in the Recitals to this Lease.

“Rent Commencement Date” means the earlier of: (1) January 1, 2005; or (b) the date on which Commencement of Construction occurs on the Leased Premises.

“Resort” has the meaning set forth in the Recitals to this Lease.

“Second Amended and Restated Agreement” has the meaning set forth in the Recitals to this Lease.

“Survey” means those certain surveys of each of the Additional Parking Structure Parcel and Tower Expansion Parcel, dated as of April 29, 2005, prepared by Paulus, Sokolowski & Sartor.

“Temporary Construction Easements” means those certain non-exclusive easements granted by Landlord or its affiliates in accordance with Section 38 of this Lease, granting to Tenant or its affiliates the non-exclusive right of entry on, into, over, under, across and through the Temporary Construction Easement Areas for purposes of construction of either the Tower Expansion or the Additional Parking Structure.

“Temporary Construction Easement Areas” means the areas generally depicted on Exhibit “C” attached hereto and incorporated herein by this reference.

“Tenant” has the meaning set forth in the first paragraph hereof.

“Tenant Indemnified Parties” means Tenant and its controlling shareholders, officers, directors, agents, affiliates and employees and their respective successors and assigns, and the respective shareholders, officers, directors, agents, affiliates and employees of each of them.

“Tenant’s Proportionate Share” has the meaning set forth in Section 10(b) hereof.

“Term” means January 1, 2005 through December 31, 2070.

“Tower Expansion Access and Utility Easement” means a non exclusive easement granted by virtue of this Lease by Landlord or its affiliates to Tenant in accordance with Section 38 of this Lease, granting to Tenant or its affiliates and any entity providing utility service to Tenant, as well as the users of the Leased Premises the non exclusive right of pedestrian and vehicular access on, into, over, under, across and through the Tower Expansion Access and Utility Easement Area and the Roadway System that is a part of the Master Plan Improvements (as such terms are defined in the Operating Agreement), as well as the right to enter into the Tower Expansion Access and Utility Easement Area for purposes of bringing thermal energy, electric energy and other utilities to the Tower Expansion, including the right to maintain above ground manholes and vents and other appurtenances necessary for the forgoing purposes.

“Tower Expansion Access and Utility Easement Area” means the area generally depicted on Exhibit “A” attached hereto and incorporated herein by this reference.

“Tower Expansion” has the meaning set forth in the Recitals to this Lease.

“Tower Expansion Parcel” has the meaning set forth in the Recitals to this Lease consisting of approximately 1.443 acres and shall be a separate subdivided tax parcel.

2. Leased Premises. In consideration of the covenants herein contained on the part of Tenant and Landlord to be observed and performed, Landlord does hereby lease to Tenant, and Tenant hereby leases from Landlord, the Leased Premises, for the purposes, and upon the terms and conditions set forth herein.

3. Effective date of Lease; Term of Lease. This Lease shall be in effect as of January 1, 2005 and shall remain in full force and effect for the Term, unless sooner terminated as provided in this Lease.

4. Use. Tenant shall initially use the Leased Premises for the construction and operation of the Tower Expansion and the Additional Parking Structure and for uses reasonably related thereto, and Tenant may, at any time during the Term of this Lease, use the Leased Premises for any other use or purpose reasonably related or ancillary to the operation of a first class resort and casino facility.

5. Rent.

(a) Rent. Subject to adjustment as provided herein, Tenant shall pay to Landlord, without offset, abatement, or demand, Monthly Rent in the amount of Forty-One Thousand, Six Hundred and Sixty-Six Thousand Dollars and Sixty-Six Cents ($41,666.66) per acre (the exact amount to be as set forth on current surveys of each component of the Leased Premises), in advance on the first day of each and every calendar month of the Term, beginning on January 1, 2005 (such amount to be adjusted for increases or decreases, if any, in the Index following the date of this Lease as more particularly provided in Section 5(b) hereof). As additional consideration for Landlord’s agreement to enter into this Lease, and limited to the period of time this Lease is in effect, Tenant agrees to increase from 25% to 33% its “Allocable Share”, as that term is defined in the Second Amended and Restated Joint Venture Agreement made as of August 31, 2000, which agreement was adopted as the operating agreement of Tenant by Contribution and Adoption Agreement made effective as of December 13, 2000.

(b) Monthly Rent Adjustments.

(i) The Monthly Rent as set forth in Section 5(a) shall be re-calculated and adjusted, if appropriate, on every Adjustment Date commencing on the First Adjustment Date and continuing on each Adjustment Date thereafter as more particularly provided in this

Section 5(b). On the First Adjustment Date, Landlord shall calculate the percentage increase or decrease in the Comparison Index over the Base Index, and on each subsequent Adjustment Date, Landlord shall calculate the percentage increase or decrease in the applicable Comparison Index over the Comparison Index in effect on the immediately preceding Adjustment Date. After making each such calculation, Landlord shall determine the Monthly Rent to be payable by Tenant in the ensuing two (2) year period as follows: depending upon the actual increase or decrease in the Index during the preceding two (2) year period, the Monthly Rent to be payable by Tenant in the ensuing two (2) year period shall be adjusted upward or downward by a percentage equal to the amount of the percentage increase or decrease in the Index during the preceding two (2) year period, as calculated by Landlord in the above-described manner. When the Monthly Rent payable as of each Adjustment Date is determined, Landlord shall promptly give Tenant written notice of such adjusted Monthly Rent and the manner in which the same was computed. In the event Tenant believes, in good faith, a discrepancy exists in the calculation of the adjustment to Monthly Rent, Landlord and Tenant agree to work in good faith to resolve such discrepancy. The Monthly Rent as so adjusted from time to time shall be the “Monthly Rent” for all purposes under this Lease.

(ii) If at any Adjustment Date the Index no longer exists in the form described in this Lease, Landlord and Tenant will agree to substitute the Index with a substantially equivalent official index published by the Bureau of Labor Statistics or its successor. Landlord shall use any appropriate conversion factors to accomplish such substitution. The substituted index shall then become the “Index” hereunder.

6. Interest. Tenant shall pay Landlord interest at the rate of fourteen percent (14%) per annum for any installment of Monthly Rent or any other payment due and payable hereunder if such payment is not made within ten (10) business days after such sum is due. Neither the assessment nor the collection by Landlord of any interest provided for herein shall constitute a waiver by Landlord of any of the other rights or remedies which Landlord has under this Lease.

7. Maintenance of Leased Premises.

(a) Tenant Obligations. Except as otherwise provided in Section 13 hereof, Tenant shall, at its sole cost and expense, maintain and keep the Leased Premises in a clean, safe and first class condition and repair and in material conformance with applicable laws, statutes, ordinances, rules, regulations and codes.

(b) Alterations by Tenant. Tenant shall not make any material alterations, renovations, replacements, renewals, improvements or additions in or to the design of the exterior of the improvements upon the Leased Premises, including the design and location of all landscaping, lighting and signage for the improvements upon the Leased Premises, without the prior written consent of Landlord, which consent shall not unreasonably be withheld, conditioned or delayed. Without limiting the foregoing, it shall not be deemed to be reasonable for Landlord to withhold its consent under this Section 7(b) based solely on Tenant’s proposed use of the

Leased Premises, provided any such proposed use shall be a permitted use pursuant to the terms of Section 4 of this Lease. Notwithstanding anything contained herein to the contrary, all alterations, renovations, improvements or additions to the Leased Premises shall be made by Tenant at Tenant’s sole cost and expense. Notwithstanding anything contained herein to the contrary, in the event that Landlord sells or otherwise transfers its fee interest in the Leased Premises to an independent third party, unaffiliated with Landlord, then in such event, the requirement that Tenant obtain Landlord’s consent under this Section 7(b) shall cease to be of force and effect.

(c) Waste. Tenant shall not commit any act of waste upon the Leased Premises.

(d) “As Is” Condition. As of the Lease Commencement Date, Tenant is in possession of the Leased Premises. Tenant has entered into this Lease without any representation or warranty on the part of Landlord as to the condition thereof, except for those matters addressed in section 13 “Environmental Compliance” below, and Tenant agrees to take possession of the Leased Premises “AS IS” and “WHERE IS”.

8. Construction of Projects; Governmental Approvals.

(a) Tenant Initial Construction Obligations. Tenant shall, at Tenant’s sole cost and expense, prepare, submit and prosecute diligently to completion, applications for all Governmental Approvals (excepting such Governmental Approvals required in connection with Landlord’s obligations under Section 13 below). After receipt of all Governmental Approvals, Tenant shall diligently cause the Projects to be constructed in material conformity and compliance with the Plans and Specifications. Tenant shall prosecute construction of the Projects in such a manner as to reasonably minimize any inconvenience in or disruption to the construction or operation of any improvements on Landlord’s property that are situated adjacent to the Leased Premises. Tenant shall keep Landlord reasonably advised on a regular basis with respect to the design, permitting, scheduling, development and construction of the Projects. Tenant shall design and construct the Projects and the improvements within the Tower Expansion Easement and Utility Easement Area in a manner so as not to unreasonably interfere with the construction or operation by Landlord of any improvements to that certain temporary roadway connection, shown as option “A” Temporary Roadway Connection, on a plan prepared by Paulus, Sokolowski and Sartor, LLC dated December 12, 2002 entitled Master Plan Elements MAC, Corp./Harrah’s Property Exchange (the “Temporary Roadway Connection”). Tenant consents to the Landlord’s construction and operation of the Temporary Roadway Connection.

(b) Effect of Landlord’s Approval. The approval by Landlord of the Plans and Specifications or any modifications thereto or of any act herein referred to, or any suggestions with respect thereto, shall not constitute an opinion or representation with respect to the sufficiency thereof or impose any present or future liability or responsibility upon Landlord.

(c) Subsequent Construction; Compliance with Laws. Following completion of the Projects, subject to the terms and provisions of Section 4 hereof and further subject to Landlord’s right of approval as more particularly set forth in Section 7(b) hereof, Tenant may, at Tenant’s sole cost and expense, make further alterations, renovations, replacements, improvements, demolitions, or additions in, upon or to the Leased Premises, including without limitation, to the Projects. Without limiting the foregoing, any alterations, renovations, improvements or additions to, or maintenance of, the Leased Premises, shall be performed expeditiously and diligently to completion in a workmanlike and professional manner and in material conformance with all applicable laws, statutes, ordinances, rules, regulations and codes.

(d) Ownership of Improvements to Leased Premises. Throughout the Term of this Lease, the Projects and any other improvements constructed upon the Leased Premises, including any alterations, renovations, replacements or additions thereof, shall be the sole property of Tenant, and Landlord shall have no interest therein. Upon the expiration or sooner termination of this Lease, all of the improvements constructed upon the Leased Premises shall become the property of the Landlord.

9. Assignment or Sublease.

(a) Prohibition. Except as expressly permitted in this Section 9(a), in Section 35 hereof or an assignment to an affiliate of Tenant, Tenant shall not assign, transfer, mortgage, pledge, hypothecate or encumber all or any of its interest in this Lease, or any interest therein, or sublet the Leased Premises, or any portion thereof, without obtaining Landlord’s prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed; provided, however, in the event of any sale or other transfer of the Resort, this Lease may be assigned, transferred or sublet by Tenant without Landlord’s consent to the new owner, assignee or transferee of the Resort upon Tenant’s providing Landlord with thirty (30) days’ prior written notice thereof. In the event of any such sale, assignment or transfer upon an express assumption of Tenant’s obligations under this Lease by the new owner of the Resort, Tenant shall be released from any liability under this Lease arising from and after the effective date of any such assignment and assumption.

(b) Assignment by Landlord. Landlord may sell, transfer, assign or otherwise dispose of the Leased Premises or this Lease, or any part thereof or interest therein, without the consent of Tenant upon Landlord’s providing Tenant with thirty (30) days’ prior written notice thereof. Upon any such sale, transfer, assignment or disposal of all of its interest in the Leased Premises or this Lease, Landlord shall be automatically relieved of all obligations hereunder on the condition that Landlord’s successor-in-interest shall expressly assume all such obligations of Landlord under this Lease. Provided Tenant is not then in material default under this Lease (beyond any applicable cure period), this Lease shall not be affected by any such sale, transfer, assignment or disposal of Landlord’s interest. Tenant agrees to attorn to Landlord’s purchaser or assignee, provided that such purchaser or assignee shall execute and deliver to Tenant an assumption of this Lease in form and substance reasonably satisfactory to Tenant.

10. Taxes.

(a) Personal Property and Leasehold Taxes. Tenant agrees that it shall be solely liable for all Personal Property Taxes.

(b) Real Property Taxes. Tenant agrees that it shall be solely liable for all Real Property Taxes accruing from and after the Rent Commencement Date, and Tenant agrees to pay all such Real Property Taxes promptly and in any event before the same shall become delinquent. Notwithstanding the foregoing, Landlord shall be solely responsible for the amount of any tax levied against Landlord on the rents received by Landlord from this Lease by any federal, state or local governmental agency. The parties acknowledge that the Leased Premises is not currently assessed as a separate tax parcel and agree that until such time as the Leased Premises is separately assessed, the Real Property Taxes attributable to the Leased Premises shall be apportioned by Landlord on a pro rata basis based upon the ratio of the land area of the Leased Premises to the land area of the entire tax assessor’s parcel of which the Leased Premises is a part (“Tenant’s Proportionate Share”). Without limiting the foregoing, until such time as the Leased Premises is separately assessed, Landlord shall promptly pay all Real Property Taxes assessed against the entire tax parcel of which the Leased Premises is a part, and Tenant shall reimburse Landlord the amount of Tenant’s Proportionate Share of the Real Property Taxes, as calculated by Landlord in accordance with the terms of this Section 10(b), within thirty (30) days after Landlord presents Tenant with an invoice and backup documentation as to the calculation of Tenant’s Proportionate Share.

(c) Contest. Notwithstanding anything contained herein to the contrary, Tenant reserves the right to contest any Real Property Taxes and Personal Property Taxes assessed against Tenant; provided, however, that if Tenant shall, in good faith, contest the validity of any such Real Property Taxes and/or Personal Property Taxes, then Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any adverse judgment that may be rendered thereon. In connection with any such contest under the provisions of this subparagraph, Tenant agrees to use its best efforts to prevent the filing of any lien or claim against Landlord’s fee interest in the Leased Premises and to promptly release or bond around any such lien or claim caused or permitted by Tenant’s contest that may be filed against Landlord’s fee interest in the Leased Premises, and Tenant shall indemnify, hold harmless and defend Landlord for, from and against any such liens and encumbrances and for any actual costs and expenses incurred by Landlord in connection therewith or arising as a result thereof. Tenant acknowledges that there is an appeal of the Real Property Taxes applicable to the Leased Premises and other adjoining properties. Notwithstanding the provisions of this section, Landlord shall have the right to continue such appeal concerning the Leased Premises for the years currently under appeal.

11. Indemnities.

(a) Tenant’s Indemnity. Tenant covenants and agrees to indemnify and hold the Landlord Indemnified Parties harmless for, from and against all damages, claims, threatened claims, demands, causes of action, judgments, costs, expenses (including reasonable attorneys’ fees and costs) and liabilities of any person or persons in, on or about the Leased Premises, the Easement Areas and the Temporary Construction Easement Areas or for any condition existing in, on or about the Leased Premises, the Easement Areas and the Temporary Construction Easement Areas incurred or sustained by the Landlord Indemnified Parties arising out of, as a result of or in connection with (i) Tenant’s use and occupancy of the Leased Premises, the Easement Areas and the Temporary Construction Easement Areas; (ii) any breach or default in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease; or (iii) any accident, injury or damage whatsoever caused to any person firm or entity occurring during the Term, in or on the Leased Premises, the Easement Areas and the Temporary Construction Easement Areas, (y) except claims, threatened claims, demands, causes of actions, judgments, costs, expenses or liabilities caused by Landlord’s negligence or willful misconduct, and (z) except as otherwise provided in Section 13 hereof. This indemnification obligation shall survive the termination of or expiration of this Lease.

(b) Landlord’s Indemnity. Landlord covenants and agrees to indemnify and hold the Tenant Indemnified Parties harmless for, from and against all fines arising out of or from Landlord’s violations of the Act or Laws under Section 44(c) of this Lease. The foregoing indemnity does not extend to any consequential or any other damages that Tenant may incur.

(c) Defense of Litigation. In any suit or action for damages relating to Tenant’s use and operation of the Leased Premises or otherwise relating to the Leased Premises or this Lease in which both Tenant and Landlord or any one or more of the Landlord Indemnified Parties are included or made defendants, Tenant agrees to assume all of the burden, cost and expense of the defense or settlement of such action or suit, including attorneys’ fees in the defense of such action, claim or suit, and will pay any final settlement amount or judgment that may be obtained against the Landlord Indemnified Parties when such settlement agreement or judgment is due and becomes final. Notwithstanding the foregoing, Landlord shall be entitled, at Landlord’s sole discretion and at Landlord’s sole cost and expense, to monitor the status of or participate in any such litigation, which monitoring or participation may include, but not be limited to, Landlord’s retention of separate defense counsel In addition, Landlord shall have the right to approve, which approval shall not be unreasonably withheld, conditioned or delayed, any settlement hereunder to the extent that such settlement, after accounting for the effect of each party’s indemnification obligations, would result in the imposition of a direct and significant financial impact upon Landlord.

12. Insurance.

(a) Commercial General Liability; Automobile Insurance. Tenant shall, at its sole cost and expense and at all times while this Lease is in force, carry and maintain (i) a policy or policies of commercial general liability insurance insuring Tenant against liability for injury to or death to a person or persons, and for damage to or destruction of property occasioned by or arising out of or in connection with the use or occupancy of the Leased Premises, the Easement Areas and the Temporary Construction Easement Areas, with combined single limits of at least (A) One Hundred Million Dollars ($100,000,000.00) for property damage, plus (B) One Hundred Million Dollars ($100,000,000.00) for bodily injury, including death; and (ii) Automobile Liability Insurance covering all vehicles owned or leased by Tenant, with combined single limits of at least Five Million Dollars ($5,000,000). The foregoing policy limits may be satisfied by a combination of Commercial General Liability and Umbrella Liability policies. The policy limits required of Landlord and Tenant under this Lease shall be reviewed by Landlord and Tenant from time to time and adjusted, as may reasonably be necessary, to reflect current industry standards and practices with respect to types and amounts of coverages. Any changes to the insurance requirements as currently set forth in this Section 12(a) and/or Section 12(g) below shall be reflected in an Addendum to this Lease, and the parties shall cooperate, in good faith, to prepare and execute any such Addendum.

(b) Tenant’s Property; Damage to or Destruction of Improvements. At all times during the Term, Tenant, at its sole cost and expense, shall maintain fire and extended coverage, vandalism, malicious mischief, and special extended perils (all risk) insurance in an amount not less than the full cost of replacement of all of Tenant’s personal property, furnishings, fixtures and equipment located on the Leased Premises. The proceeds from any such policy shall be for the sole benefit of Tenant. In the case of damage to or destruction of any improvements upon the Leased Premises, in whole or in part, by fire or any other casualty whatsoever caused, Tenant shall, at its election, either: (i) restore, replace or rebuild any such improvements, or any portion thereof to the condition existing prior to such damage or destruction or to such other state or condition as may be approved by Landlord (if so required) in accordance with the terms of Section 7(b) hereof, but in any event in conformance with all applicable state, federal or local laws, statutes, codes, ordinances, rules, regulations and directives, or (ii) demolish and remove the remaining portion of such damaged improvements. Except to the extent of Landlord’s indemnification obligations set forth in Section 11 hereof and Landlord’s obligations under Section 13 hereof, Tenant assumes all risk for damage to or destruction of any improvements upon the Leased Premises.

(c) General Insurance Requirements. Upon execution hereof, Tenant shall furnish Landlord with a certificate or certificates of insurance evidencing the foregoing coverages, together with evidence of payment of all premiums therefor. In addition, all such insurance policies required by this Lease shall:

(i) name Landlord and MGM MIRAGE (and any of its affiliates or subsidiaries as may reasonably be requested by Landlord from time to time) as additional insureds and provide that such policy may not be canceled or materially changed or amended, whether or not requested by Tenant, except upon the insurer giving at least thirty (30) days’ prior written notice thereof to Landlord and Tenant; and

(ii) be written as primary policies, not contributing with and not excess of any coverage that Tenant or Landlord may carry.

(d) Failure to Maintain Insurance. Notwithstanding any other remedy available to Landlord at law or in equity, if Tenant fails to obtain or maintain the insurance required herein or fails at any time to provide a valid certificate of insurance, Landlord shall be entitled upon thirty (30) days’ written notice to Tenant, with an opportunity to cure, to purchase such insurance at the sole cost and expense of Tenant. Failure of Tenant to obtain or maintain the required insurance coverage shall not relieve Tenant from any of its liabilities or obligations under this Lease, nor shall the insurance requirements set forth in this Section 12 be construed to conflict with or otherwise limit Tenant’s obligations under this Lease, including without limitation, any and all indemnity obligations of Tenant under this Lease.

(e) Waiver of Subrogation. Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage, but only to the extent of insurance proceeds actually received. Each party hereto shall, upon obtaining the policies of insurance required hereunder, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

(f) OCIP. Landlord acknowledges that Tenant, in connection with Tenant’s construction of the Resort, has established an Owner Controlled Insurance Program (“OCIP”). Landlord agrees that Tenant may satisfy all or any portion of Tenant’s insurance obligations by virtue of Tenant’s utilization of the OCIP while the same shall be in force and effect; provided that the OCIP shall, at a minimum, satisfy the required coverages.

13. Environmental Compliance. Landlord and Tenant acknowledge that the Leased Premises is a part of the Parcel (as such term is defined in the Operating Agreement). As such, (i) Landlord agrees that with respect to compliance of the Leased Premises with any and all Environmental Laws, including without limitation, conducting any required environmental assessment and remediation of the Leased Premises, Landlord shall have all of the same duties and obligations as required of MRI or its Affiliates (as such terms are defined in the Operating Agreement) with respect to the Parcel (i.e., to the extent that such assessment and remediation relates to the Projects as it exists at the time of its initial opening) pursuant to the terms of Section 4.4 of the Operating Agreement; and (ii) Tenant hereby agrees that (x) Tenant shall have all of the same duties and obligations as required of Boyd Sub (as such term is defined in the Operating Agreement) pursuant to Section 4.4(c) of the Operating Agreement; and (y) with respect to any other matters relating to compliance of the Leased Premises with Environmental Laws, Tenant shall have all of the same duties and obligations as required of the Company (as such term is defined in the Operating Agreement) pursuant to the terms of Section 4.4 of the Operating Agreement. Nothing contained herein shall be deemed to modify or amend the obligations of either Landlord or Tenant or their respective affiliates pursuant to the Operating Agreement with respect to compliance with Environmental Laws. The obligations contained in this Section 13 shall survive the expiration or earlier termination of this Lease.

14. Rights of Access.

(a) Landlord Access. Landlord and its officers, directors, agents, employees and contractors shall have the right to enter upon the Leased Premises at any time upon reasonable notice for the purpose of inspecting the same, provided that such access shall not materially and unreasonably interfere with Tenant’s use of the Leased Premises.

(b) Tenant Access. Landlord shall provide Tenant at all times with convenient and unimpeded vehicular and pedestrian access to the Leased Premises from the Easement Areas and from the roadway system developed by Landlord or its affiliates as part of the Master Plan Improvements (as such term is defined in the Operating Agreement), except temporarily during times of emergency or required repair or as may otherwise be ordered by any governmental authority.

15. Surrender. At the expiration or earlier termination of the Term, Tenant will peaceably yield to Landlord the Leased Premises and any and all alterations, renovations, improvements and additions made thereon, including without limitation, the Projects, if the same are still existing. In the event that Tenant commences construction of improvements but such improvements are uncompleted at the expiration or earlier termination of this Lease, Tenant agrees to remove such improvements from the Leased Premises as promptly as practicable.

16. Quiet Enjoyment. Landlord covenants and agrees with Tenant that, so long as there shall not be any material default by Tenant which shall remain uncured beyond any applicable cure period hereunder, Tenant shall and may peaceably and quietly have, hold, and enjoy the Leased Premises during the Term.

17. Utilities. Tenant shall bear sole responsibility for all utility charges, deposits and other costs and expenses incurred by Tenant in connection with the maintenance of any and all utility services utilized by Tenant upon the Leased Premises and the Easement Areas.

18. Condemnation. If the whole or any part of the Leased Premises shall be taken by any public authority under the power of eminent domain or deeded to such public authority in lieu of condemnation, then the Term shall cease as to the part so taken from the day the possession of that part shall be taken or deeded for any public purpose, and from that day Tenant shall have the right either to cancel this Lease, in the event the taking adversely impacts upon Tenant’s use or enjoyment of the Leased Premises, or to continue in the possession of the remainder of the Leased Premises under the terms hereof, provided that all damages awarded for Landlord’s fee interest in the Leased Premises as a result of such taking shall belong to and be the sole property of Landlord. Notwithstanding the foregoing, Tenant shall have the right to pursue its own award for any value attributable to the taking of all or any portion of any improvements constructed upon the Leased Premises, including the Projects, as well as the value of Tenant’s leasehold estate, moving expenses and goodwill, and any damages awarded for such interests of Tenant so taken shall belong to and be the sole property of Tenant. In the event a portion of the Leased Premises becomes the subject of a taking and this Lease is not terminated as provided above, then in such event, the Monthly Rent shall be proportionately reduced by the percentage of the land area of the Leased Premises so taken.

19. Events of Default. The following events shall be deemed to be events of default under this Lease:

(a) Landlord shall not have received a full installment of Monthly Rent on or before the date that is ten (10) days after Tenant receives written notice of such failure.

(b) Tenant shall fail or neglect to perform any other covenants herein contained to be performed by Tenant for thirty (30) days after Tenant has received written notice of such failure, unless Tenant has commenced to cure such default within such thirty (30) day period and thereafter diligently pursues the same to completion.

(c) Tenant shall file, or have filed against it and not vacated within ninety (90) days thereafter, a petition under any section or chapter of the United States Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof, or shall be adjudged bankrupt or insolvent under any bankruptcy law, shall make a general assignment for the benefit of its creditors or shall admit in writing its inability generally to pay its debts as they become due.

(d) Landlord shall fail or neglect to perform any covenants herein contained to be performed by Landlord for thirty (30) days after Landlord has received written notice from Tenant of such failure, unless Landlord has commenced to cure such default within such thirty (30) day period and thereafter diligently pursues the same to completion.

20. Remedies. Upon an event of default described in Section 19 hereof, the non-defaulting party shall have all rights and remedies available at law or in equity including, without limitation, the right to declare this Lease terminated. Without limiting the foregoing, in the event of a default by Tenant, Landlord may elect to re-enter the Leased Premises and take possession thereof and to terminate all of the rights of Tenant in and to the Leased Premises without relieving Tenant of any liability hereunder which accrued prior to such termination. The non-

defaulting party shall have the right, but not the obligation, to cure any default on the part of a defaulting party which is not timely cured as provided herein, and the defaulting party shall promptly reimburse the non-defaulting party for all costs and expenses reasonably incurred by the non-defaulting party in connection therewith, including without limitation, all reasonable attorneys’ fees and court costs.

21. Subordination. Landlord shall be entitled to mortgage its fee interest in the Leased Premises upon the condition that any such fee mortgage lienholder agrees to execute such non-disturbance and/or attornment agreements in a form and substance reasonably acceptable to Landlord, Tenant and Tenant’s lender (if any).

22. Estoppel Certificate. Within ten (10) business days after notice from Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate confirming essential factual matters pertaining to this Lease, which estoppel certificate shall be in a form reasonably acceptable to Landlord and Tenant. Within ten (10) business days after notice from Tenant, Landlord shall execute and deliver to Tenant an estoppel certificate confirming essential factual matters pertaining to this Lease, which estoppel certificate shall be in a form reasonably acceptable to Landlord and Tenant.

23. No Waiver. Any waiver of any breach of any one or more of the covenants, conditions, terms or agreements of this Lease shall not be construed to be a waiver of any subsequent or other breach of the same or of any other covenant, condition, term or agreement of this Lease, nor shall failure on the part of either party to require full and complete compliance by the other party with any of the covenants, conditions, terms or agreements of this Lease be construed as in any manner changing the terms hereof or estopping such party from enforcing the full provisions hereof.

24. Early Termination. In the event that the Commencement of Construction has not occurred within two (2) years after the date of this Lease, Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord. In that event, the Tower Expansion Parcel will be added to the property leased under that certain Surface Lot Ground Lease dated as of August 20, 2004 between the parties and the parties shall appropriately amend the Surface Lot Ground Lease.

25. Holding Over. In the event Tenant remains in possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be deemed to be occupying the Leased Premises as a tenant from month to month at a rental equal to the then current rental being paid by Tenant pursuant to this Lease and otherwise subject to all the conditions, provisions and obligations of this Lease. Notwithstanding the foregoing, in the event Tenant shall remain in possession of the Leased Premises for a period of sixty (60) days following the expiration or earlier termination of this Lease, Tenant’s month to month tenancy shall continue at a rental equal to the then current Monthly Rent plus an amount equal to an additional twenty-five percent (25%) of the Monthly Rent and otherwise subject to all the conditions, provisions and obligations of this Lease.

26. Notices; Rental Payment Address. Unless otherwise provided herein, all notices or other communications required or permitted by this Lease shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is given or if sent by confirmed facsimile transmission, or on the date of actual delivery if sent by overnight commercial courier or by first class mail, registered or certified, with postage prepaid and properly addressed to the party at its address set forth below, or at any other address that any party may from time to time designate by written notice to the other:

If to Landlord:	MAC, CORP.
c/o MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel
Facsimile: (702) 693-7628

If to Tenant:	MARINA DISTRICT DEVELOPMENT COMPANY, LLC
c/o BOYD ATLANTIC CITY, INC.
One Borgata Way Atlantic City, New Jersey 08401
Attention: Robert L. Boughner
Facsimile: (609) 677-1440

With a copy to:	BOYD GAMING CORPORATION
2950 Industrial Road
Las Vegas, Nevada 89109-1150
Attention: General Counsel
Facsimile: (702) 792-7335

All sums due hereunder shall be paid to Landlord at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Robert Selwood, unless Landlord notifies Tenant otherwise in writing.

27. Entire Agreement. This Lease sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and all preliminary negotiations are merged into and incorporated in this Lease. This Lease may not be amended or modified except by a written instrument signed by Landlord and Tenant. It is mutually understood and agreed that the covenants and agreements contained herein shall be binding upon the parties hereto, and upon their respective successors and assigns.

28. Governing Law. This Lease shall be governed and construed under and in accordance with the laws of the State of New Jersey.

29. Authority. Tenant and Landlord represent and warrant to each other that each is fully authorized to enter into this Lease without the joining of any other person or entity, and the person executing this Lease on behalf of such party has full authority to do so and any and all corporate, partnership, or limited liability company action required has been taken.

30. Successors. The terms, provisions, covenants, and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest and legal representatives, except as otherwise expressly provided.

31. Recording. Promptly after the Lease Commencement Date, Landlord shall record in the office of the County Clerk of the County, a memorandum of this Tower Expansion and Additional Structured Parking Ground Lease Agreement (including the Easements for access contemplated hereunder) in a form approved by Landlord and Tenant in their reasonable discretion. Upon the termination or earlier expiration of the Term of this Lease, Landlord and Tenant agree to execute any and all instruments necessary to effectuate a termination of the Memorandum of Lease.

32. No Partnership. Nothing contained in this Lease shall be deemed or construed by the parties hereto, nor by any third party, to create a relationship of principal and agent, or a partnership or joint venture between Landlord and Tenant, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant with respect to this Lease. Whenever herein the singular is used, the same shall include the plural. Captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

33. Interpretation. The enforceability, invalidity, or illegality of any provision shall not render the other provisions of this Lease unenforceable, invalid, or illegal. All provisions, whether conditions or covenants on the part of either party, shall be deemed to be both conditions and covenants.

34. Time of the Essence. Time is of the essence for each and every obligation contained in this Lease.

35. Leasehold Mortgage; Lender’s Right to Cure. Landlord hereby consents to an encumbrance by Tenant of its leasehold interest and estate in the Leased Premises and Tenant’s interest in the improvements to be constructed upon the Leased Premises. If Tenant shall elect to encumber its leasehold interest and estate in the Leased Premises, and if Tenant or the holder of the indebtedness secured by a leasehold mortgage shall give written notice to Landlord of the existence of such leasehold mortgage and the address of the holder, then Landlord will mail or deliver to the holder, at such address, a duplicate copy of all notices in writing which Landlord may, from time to time, give to or serve on Tenant under and pursuant to the terms and provisions of this Lease. The copies shall be mailed or delivered to the holder at, or as near as possible to, the same time the notices are given to or served on Tenant. The holder may, at its option, at any time before the rights of Tenant shall be terminated as provided in this Lease, pay any of the Monthly Rent or other sums due under this Lease, or pay any taxes and assessments, or do any other act or thing required of Tenant by the terms of this Lease, or do any act or thing that may be necessary and proper to be done in the observance of the covenants and conditions of this Lease or to prevent the termination of this Lease. All payments so made and all things so done and performed by the holder shall be as effective to prevent a foreclosure of the rights of Tenant thereunder as the same would have been if done and performed by Tenant, and in such event, the Lease shall remain in full force and effect for Tenant. Additionally, Landlord agrees that it will promptly execute and deliver customary and commercially reasonable documents required by Tenant’s lender, in such form reasonably acceptable to Landlord, Tenant and Tenant’s lender, which documents may evidence, amongst other things, the consent of Landlord to the leasehold mortgage.

36. Covenant Against Liens Against Landlord’s Fee Interest. Tenant agrees to use its best efforts to prevent the filing of any lien or claim caused or permitted by Tenant against Landlord’s fee interest in the Leased Premises, the Easement Areas or the Temporary Construction Easement Areas and to promptly release or bond around any such lien or claim caused or permitted by Tenant that may be filed against Landlord’s fee interest in the Leased Premises, the Easement Areas or the Temporary Construction Easement Areas, and Tenant shall indemnify, hold harmless and defend Landlord for, from and against any such liens and encumbrances and for any actual costs and expenses incurred by Landlord in connection therewith or arising as a result thereof. If Tenant shall, in good faith, contest the validity of any such claim or demand, then Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Leased Premises. The obligations contained in this paragraph shall survive the termination or expiration of this Lease.

37. No Landlord Security Measures. Landlord shall have no duty, obligation or responsibility whatsoever to provide guard service or other security measures for the benefit of Tenant in connection with Tenant’s use and possession of the Leased Premises, and Tenant hereby releases Landlord from any and all responsibility for the security of Tenant and its agents, contractors, employees, and invitees on the Leased Premises from acts of third parties.

38. Easements.

(a) Easements. Landlord hereby grants to Tenant, its successors and assigns, and any entity providing utility services to Tenant and the Projects, the Easements over the Easement Areas for purposes of: (i) pedestrian and vehicular ingress to and egress from the

Leased Premises and to the Roadway System that is part of the Master Plan Improvements (as such terms are defined in the Operating Agreement); and (ii) entry into, on, over, upon, across, through and under the Easement Areas for purposes of bringing thermal energy, electric energy and other utilities to the Leased Premises and the Projects, including the right to maintain above ground manholes and vents and other apprurtenances necessary for the foregoing purposes. The Easements shall terminate upon the earlier to occur of: (i) the expiration of the Term of this Lease; or (ii) the earlier termination hereof. In the event Tenant or a third party purchases the Leased Premises pursuant to Paragraph 44(e) of this Lease, the Easements shall become permanent and perpetual and, subject to the terms of Section 38(a), 38(d), 38(e) and 38(f) of this Lease. All improvements in the Easement Areas are to be constructed and maintained by Tenant in a clean, safe and first class condition and repair and in material conformance with applicable statutes, ordinances, rules, regulations and codes, at Tenant’s sole cost and expense. The Easements shall be exercised by Tenant, its successors and assigns, and any entity providing utility services to Tenant and the Projects in a manner that will minimize interference with the Landlord’s property adjacent to the Easement Areas or any business conducted thereon, including, without limitation, minimal interruption of traffic on the surrounding roadways entering into or exiting Landlord’s said property.

(b) Temporary Construction Easements. Landlord hereby grants to Tenant and its successors and assigns the Temporary Construction Easements encumbering the Temporary Construction Easement Areas granting Tenant the right of entry over the Temporary Construction Easement Areas for purposes of construction of either the Tower Expansion or the Additional Parking Structure. The Temporary Construction Easements shall terminate upon the completion of construction of either the Tower Expansion or the Additional Parking Structure. The Temporary Construction Easements shall be exercised by Tenant, its successors and assigns, and any entity providing utility services to Tenant and the Projects in a manner that will minimize interference with the Landlord’s property adjacent to the Temporary Construction Easement Areas or any business conducted thereon, including, without limitation, minimal interruption of traffic on the surrounding roadways entering into or exiting Landlord’s said property.

(c) Tenant grants to Landlord, its successors and assigns a non-exclusive access easement for purposes of vehicular and pedestrian ingress and egress over the roadway (the “Landlord’s Access Easement”), to be constructed by Tenant simultaneously with the construction of the Additional Parking Structure which is generally located between the existing employee parking structure and the Additional Parking Structure and is shown on Exhibit “B” (the “Landlord’s Easement Area”). In the event that Tenant or a third party (other than a party who purchases the Leased Premises through the Landlord pursuant to subparagraph 44(e) hereinbelow) becomes the fee title owner of the Leased Premises, then the Landlord’s Access Easement will become permanent and perpetual.

(d) Damage/Restoration. Tenant shall be responsible to repair any damage to the Easement Areas and the Temporary Construction Easement Areas and any improvements located thereon, or any improvement located on Landlord’s property which may be adjacent to the Easement Areas and the Temporary Construction Easement Areas caused by Tenant’s exercise of rights hereunder. Landlord shall be responsible to repair any damage to Landlord’s Easement Area and any improvements located thereon, or any improvement located on Tenant’s property which may be adjacent to Landlord’s Easement Area caused by Landlord’s exercise of rights hereunder.

(e) Insurance and Indemnity. At all times during the term of the Easements, Tenant shall maintain liability insurance naming Landlord as an additional insured in the minimum amount of $25,000,000.00. Tenant shall indemnify Landlord, and its affiliates, and the officers, employees and agents of any of them, from and against any and all loss, costs, damage, claim or expense (including without limitation, attorney’s fees and court costs) incurred or sustained by Landlord, or its affiliates, or the officers, employees and agents of any of them, arising out of, as a result of or in connection with Tenant’s use of the Easement Areas and the Temporary Construction Easement Areas as contemplated herein, provided, however, that Tenant shall not be responsible to defend or indemnify Landlord against any liability to third parties or government authorities arising out of any condition existing on the Easement Areas and the Temporary Construction Easement Areas prior to the date hereof. At all times during the term of the Landlord’s Access Easement, Landlord shall maintain liability insurance naming Tenant as an additional insured in the minimum amount of $25,000,000.00. Landlord shall indemnify Tenant, and its affiliates, and the officers, employees and agents of any of them, from and against any and all loss, costs, damage, claim or expense (including without limitation, attorney’s fees and court costs) incurred or sustained by Tenant, or its affiliates, or the officers, employees and agents of any of them, arising out of, as a result of or in connection with Landlord’s use of the Landlord’s Easement Area as contemplated herein, provided, however, that Landlord shall not be responsible to defend or indemnify Tenant against any liability to third parties or government authorities arising out of any condition existing on the Landlord’s Easement Area prior to the date hereof.

(f) Modification of Tower Expansion Access and Utility Easement. If, from time to time, Landlord is desirous of constructing improvements on any portion of the Renaissance Pointe Property and it becomes necessary, in Landlord’s reasonable opinion, for Landlord’s construction and completion of such improvements to relocate the Tower Expansion Access and Utility Easement Area, then Landlord may request Tenant’s permission to modify the Tower Expansion Access and Utility Easement Area (the “Modified Tower Expansion Access and Utility Easement Area”), which consent will not be unreasonably withheld, conditioned, or delayed by Tenant and upon such modification, the Modified Tower Expansion Access and Utility Easement Area shall be substituted for the Tower Expansion Access and Utility Easement Area. Tenant will use its best efforts to review and reply to Landlord’s request within thirty (30) days of Tenant’s receipt thereof, but in any event prior to Landlord’s commencement of any such construction. Landlord agrees that any such modification and the improvements related thereto will be designed and constructed by Landlord at Landlord’s sole cost and expense in a manner so as not to unreasonably interfere with the Tenant’s operation of the improvements constructed on the Leased Premises. Landlord agrees that during Landlord’s construction of any improvements within the Tower Expansion Access and Utility Easement Area (the “Landlord’s Construction Period”),, Landlord will provide to Tenant the following indemnities and insurance coverage:

(i) Indemnities:

(A) Landlord’s Indemnity: Landlord covenants and agrees to indemnify and hold the Tenant Indemnified Parties harmless for, from and against all damages, claims, threatened claims, demands, causes of action, judgments, costs, expenses (including reasonable attorneys’ fees and costs) and liabilities of any person or persons in, on or about the Modified Tower Expansion Access and Utility Easement Area for any condition existing in, on or about the Modified Tower Expansion Access and Utility Easement Area incurred or sustained by the Tenant Indemnified Parties arising out of, as a result of or in connection with (i) Landlord’s use and occupancy of the Modified Tower Expansion Access and Utility Easement Area; or (ii) any accident, injury or damage whatsoever caused to any person firm or entity occurring during the Landlord’s Construction Period, in or on the Modified Tower Expansion Access and Utility Easement Area, (y) except claims, threatened claims, demands, causes of actions, judgments, costs, expenses or liabilities caused by Tenant’s negligence or willful misconduct or the acts of any third party not related to Landlord’s construction activity, and (z) except as otherwise provided in Section 13 hereof.

(B) Defense of Litigation. In any suit or action for damages relating to Landlord’s construction of any improvements within the Modified Tower Expansion Access and Utility Easement Area during Landlord’s Construction Period in which both Landlord and Tenant or any one or more of the Tenant Indemnified Parties are included or made defendants, Landlord agrees to assume all of the burden, cost and expense of the defense or settlement of such action or suit, including attorneys’ fees in the defense of such action, claim or suit, and will pay any final settlement amount or judgment that may be obtained against the Tenant Indemnified Parties when such settlement agreement or judgment is due and becomes final. Notwithstanding the foregoing, Tenant shall be entitled, at Tenant’s sole discretion and at Tenant’s sole cost and expense, to monitor the status of or participate in any such litigation, which monitoring or participation may include, but not be limited to, Tenant’s retention of separate defense counsel In addition, Tenant shall have the right to approve, which approval shall not be unreasonably withheld, conditioned or delayed, any settlement hereunder to the extent that such settlement, after accounting for the effect of each party’s indemnification obligations, would result in the imposition of a direct and significant financial impact upon Tenant.

(ii) Insurance. Landlord shall carry insurance at commercially reasonable limits to cover its construction activities within the Modified Tower Expansion Access and Utility Easement Area and shall name Tenant as an additional insured on any such policy. Likewise, Landlord shall require each of its contractors for the construction of the improvements within the Modified Tower Expansion Access and Utility Easement Area to name

Tenant as an additional insured on any insurance policies that Landlord may require such contractors to carry.

(g) Signage within Tower Expansion Access and Utility Easement Area. Tenant may not install any signage on or adjacent to the Tower Expansion Access and Utility Easement Area without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed by Landlord. Landlord retains the right, upon notice to Tenant, to require Tenant to install appropriate directional signage to businesses on Landlord’s property located within the Renaissance Pointe Property and adjacent property owned by Marina Associates.

39. Damages. Under no circumstances whatsoever shall either party ever be liable hereunder to the other party for anticipated profits, indirect damages, punitive damages, consequential or other damages or liability of any nature whatsoever whether based on contract, tort, or any other theories of liability other than actual damages. It is further agreed by the parties that the shareholders, officers, employees, agents, representatives and directors of both parties, as such, shall never be personally liable for any judgment against a party.

40. INTENTIONALLY OMITTED.

41. Non-Involvement of Certain Parties. Tenant agrees that in the event there is any default or alleged default by Landlord under this Lease, or Tenant has or may have any claim arising from this Lease, Tenant shall not commence any lawsuit or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation. Tenant hereby further agrees that neither Kirk Kerkorian nor Tracinda Corporation shall have any liability whatsoever with respect to this Lease. Tenant hereby further agrees that it shall not permit any party claiming through it, to assert a claim or impose any liability against either Kirk Kerkorian or Tracinda Corporation, either collectively or individually, as to any matter or thing arising out of or relating to this Lease or any alleged breach or default by Landlord. In addition, Tenant agrees that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Lease or is liable for any alleged breach or default of this Lease by Landlord. Notwithstanding anything contained in this Section 41 to the contrary, the provisions of this Section 4041 shall not apply to the extent that Kirk Kerkorian or Tracinda Corporation shall become the Landlord under this Lease.

42. Force Majeure. If any acts of God, an act of the public enemy, war, blockade, acts of military or civil authority or government regulation, riots, disasters, strikes (excluding, specifically, however, any informational or recognitional picket line), or failure to timely receive any necessary Governmental Approvals renders a party’s performance objectively impossible or illegal, and if the foregoing is not caused by any act or omission of such party, then such party shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, that the excused party shall be obligated to promptly resume performance in accordance with the terms of this Lease after any such force majeure event ceases.

43. Cooperation. Landlord and Tenant shall at all times cooperate, in good faith, with each other and shall promptly furnish (and/or sign) all documents and other information reasonably necessary in order to (a) establish the Leased Premises as separate tax parcels and as a parcel properly subdivided and legally transferable under New Jersey statutes; and (b) obtain any such licenses, approvals, permits and entitlements as may be required to effect the purposes of and carry out the intent of this Lease. Without limiting the foregoing, to the extent any lender of Landlord or Tenant shall reasonably require any modifications or amendments to this Lease, then Landlord and Tenant agree to cooperate, in good faith, to prepare and execute any such modifications or amendments to this Lease.

44. Approval by Casino Control Commission.

(a) Landlord shall comply, and shall ensure that all of its employees, principals and agents comply, with any and all applicable requirements of the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., (the “Act”), as well as the regulations promulgated thereunder, including, but not limited to, any licensing, qualification, vendor registration, women’s business enterprise, minority business enterprise or equal employment opportunity requirements imposed thereunder, all of which are included within the definition of “the Laws”. If the New Jersey Casino Control Commission (“Commission”) declines to approve this Lease, then Tenant shall be entitled to terminate this Lease and thereafter the parties will have no further rights or obligations, except for those obligations which expressly survive termination of this Lease.

(b) The parties acknowledge and agree that this Lease and any transfers or assignments under this Lease are subject to the applicable provisions of N.J.S.A. 5:12-82 et seq.

(c) To the extent required by N.J.S.A. 5:12-82c(10), each party to this Lease is jointly and severally liable for all acts, omissions and violations of the Act or Laws by any party, regardless of actual knowledge of such act, omission or violation.

(d) Pursuant to the provisions of N.J.S.A. 5:12-104b, this Lease may be terminated by the Commission without liability on the part of Tenant or Landlord if the Commission disapproves of its terms, including the terms of compensation, or of the qualifications of Landlord or Tenant, their respective owners, officers, directors or employees based on the standards contained in N.J.S.A. 5:12-86.

(e) If at any time during the term of this Lease, the Landlord or any person associated with Landlord, is found by the Commission to be unsuitable to be associated with a casino enterprise, and is not removed from such association in a manner acceptable to the Commission, then upon written notice delivered by Tenant to Landlord (the “Appraisal Notice”), following such final unstayed decision of the Commission which provides that a purchase of the interest of Landlord or such person is required, Tenant may elect to purchase all (but not less than all) of the Leased Premises for cash in an amount equal to 100% of the Appraised Value of the Leased Premises. Upon receipt of notice from Tenant of such an election to purchase the Leased Premises, Landlord shall have the option to either (i) accept Tenant’s election and proceed with the appraisal process set forth below, or (ii) provided that the Commission does not object, attempt to sell the Leased Premises, subject to this Lease, to a third party. Landlord shall provide Tenant with written notice of its election within thirty (30) days of receipt of Tenant’s notice. If Landlord elects to attempt to sell the Leased Premises to a third party and, for any reason discontinues its efforts or is unable to do so within a period of one (1) year, or such shorter period of time that may be required by the Commission, then Landlord and Tenant shall promptly complete the sale and purchase of the Leased Premises pursuant to the appraisal process set forth below. The “Appraised Value” shall be an amount equal to the fair market value of the Leased Premises, which shall represent the amount that a single purchaser (without any discount or premium for the limited market of potential purchasers) unrelated to any party hereto would reasonably be expected to pay for the Leased Premises as a going concern, subject to all existing indebtedness, liens and encumbrances, in a single cash purchase, taking into account the current condition, use and net income of the Leased Premises. If the parties are unable to mutually agree upon the Appraised Value within 30 days after delivery of the Appraisal Notice, each party shall select a reputable MAI appraiser to determine the Appraised Value. The two appraisers shall furnish the parties with their written appraisals within 45 days of the selection, setting forth their determinations of the Appraised Value as of the date of the Appraisal Notice. If the higher of such appraisals does not exceed the lower of such appraisals by more than 10%, the Appraised Value shall be the average of the two appraisals. If the higher of such appraisals exceeds the lower of such appraisals by more than 10%, the two appraisers shall, within 20 days, mutually select a third reputable MAI appraiser. The third appraiser shall furnish the parties with its written appraisal within 45 days of its selection, and the Appraised Value shall be the average of the three appraisals. The cost of the appraisals shall be borne equally by the Landlord and Tenant. The determination of the Appraised Value in accordance with this Section 44(e) shall constitute a final and non-appealable decision. The closing of the purchase and sale of the Leased Premises pursuant to this Section 44(e) shall occur not later than 90 days after determination of the Appraised Value, or such other time as may be directed by the New Jersey Gaming Authorities. At the closing, the Landlord shall deliver to the Tenant title to the Leased Premises, free and clear of any liens, claims or other encumbrances other than (A) any liens and encumbrances currently set forth in the title commitment #05-PHI-0700X dated February 18, 2005 prepared by Fidelity National Title (“Title Commitment”), (B) any liens and encumbrances caused by Tenant or as permitted by this Lease, and (C) and any other nonmonetary liens and encumbrances that were consented to by Tenant in writing, which consent shall not unreasonably be withheld or delayed. Tenant agrees to provide such consent to nonmonetary liens and encumbrances which (1) do not materially interfere with the use of the Leased Premises as permitted by this Lease; or (2) are required by a governmental entity and/or utility provider in connection with the subdivision of the Leased Premises as set forth in Section 43 of this Lease. Landlord shall use all its commercially reasonable efforts to deliver title to the

Leased Premises in the condition required in this Section 44(e). Tenant shall pay, at its sole cost and expense, all real property transfer taxes or fees, and any other reasonable costs and expenses of conveying the Leased Premises to Tenant, including, without limitation, the cost of obtaining a survey of the Leased Premises (or any updates to the Survey obtained by Landlord), the cost of any title search fees, escrow fees, and the full cost of an ALTA owner’s policy of title insurance, if such coverage is desired by Tenant and any and all endorsements issued to Tenant in connection therewith and the full cost of any lender’s policy of title insurance and any and all endorsement issued to Tenant’s lenders in connection therewith. Upon such closing, this Lease shall automatically terminate and be of no further force and effect, Tenant shall pay rent to Landlord under this Lease up until the date this Lease terminates, and the parties shall have no further duties or obligations hereunder from and after the date of the closing; provided, however, that nothing in this Section 44(e) shall be deemed to supersede any provision hereof which expressly survives the termination of the Lease, and nothing contained in this Section 44(e) shall be deemed to release either party from any obligation or liability which shall have arisen under this Lease prior to the effective date of the termination hereof.

45. Compliance with Laws. Landlord and Tenant shall each comply with and observe all present and future laws, ordinances, rules, permits, requirements and regulations concerning the occupancy and use of the Leased Premises, the Easement Areas and the Temporary Construction Easement Areas, including without limitation, the Act and the Laws (as such terms are defined in Section 44(a) herein).

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

MAC, CORP., a New Jersey corporation
By:
Its:	Treasurer
“Landlord”
MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company

By:	Marina District Development Holding Co., LLC, a New Jersey limited liability company
Its:	Sole Member
	By:	Boyd Atlantic City, Inc.
	Its:	Managing Member

By:

		Its:	VP

“Tenant”

EXHIBIT “A”

LEGAL DESCRIPTION AND SITE PLAN OF TOWER EXPANSION PARCEL

PAULUS, SOKOLOWSKI AND SARTOR, LLC
67A Mountain Blvd. Extension
P.O. Box 4039
Warren, NJ 07059
Tel 732 584-0408 Fax 732 764-6565
fwecht@psands.com
www.psands.com

Francis C. Wecht, Jr. P.L.S., P.P. Vice President

NORTH TOWER LOT	4/21/05

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point in the easterly line of Lot 1.03, Block 576, distant N27 ° 40’15”W, 510.24’ from the intersection of a common corner between Lots 1.03 and 1.04, Block 576 at its intersection with the northerly sideline of Huron Avenue and running thence:

1)	Along a common line between Lot 1.03 and Lot 1.04, Block 576, North 17 degrees 40 minutes 15 seconds East a distance of 84.87 feet to a point, thence;

2)	Along a common line between Lot 1.08 and Lot 1.04, Block 576 following four (4) courses North 62 degrees 21 minutes 22 seconds East a distance of 89.20 feet to a point, thence;

3)	North 17 degrees 21 minutes 13 seconds East a distance of 57.09 feet to a point, thence;

4)	South 72 degrees 38 minutes 39 seconds East a distance of 12.00 feet to a point, thence;

5)	North 17 degrees 21 minutes 21 seconds East a distance of 209.33 feet to a point, thence;

6)	Along a line through Lot 1.07, Block 576 South 72 degrees 38 minutes 38 seconds East a distance of 194.98 feet to an angle point, thence;

7)	Still through Lot 1.07 South 17 degrees 21 minutes 21 seconds West a distance of 181.83 feet, passing over northerly line of Lot 1.04, Block 576, to a point of curvature, thence;

8)	Through Lot 1.04, Block 576, following four (4) courses on a curve to the right having a radius of 85.00 feet, a length of 50.12 feet and whose chord bears South 34 degrees 14 minutes 55 seconds West a distance of 49.40 feet to a point of compound curve, thence;

9)	On a curve to the right having a radius of 123.00 feet, a length of 89.60 feet and whose chord bears South 72 degrees 00 minutes 37 seconds West a distance of 87.63 feet to a point of reverse curve, thence;

10)	On a curve to the left having a radius of 74.00 feet, a length of 39.42 feet and whose chord bears South 77 degrees 37 minutes 03 seconds West a distance of 38.96 feet to a point of tangency, thence;

11)	South 62 degrees 21 minutes 22 seconds West a distance of 127.78 feet to the point and place of BEGINNING.

Containing a calculated area of 62,842 square feet or 1.443 acres

BEING the same parcel as show on a map entitled in part Borgata North Tower Lot, City of Atlantic City, Atlantic County, New Jersey” as prepared by Paulus, Sokolowski and Sartor, LLC, dated 10-19-04 last revised on 4-21-05 and labeled as sheet 4 of 6.

Francis C. Wecht, Jr. Professional Land Surveyor NJ License No. 27190

Ex. A

PAULUS, SOKOLOWSKI AND SARTOR, LLC
67A Mountain Blvd. Extension
P.O. Box 4039
Warren, NJ 07059
Tel 732 584-0408
Fax 732 764-6565
fwecht@psands.com
www.psands.com

Francis C. Wecht, Jr. P.L.S., P.P.
Vice President

INGRESS EASEMENT FOR NORTH TOWER LOT	4/21/05
PORTION OF BLOCK 576. LOT 1.04

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being the southwest corner of said easement at its intersection with the northerly sideline of Huron Avenue, said point being distant 47.33 feet from the southeasterly intersection of egress easement for North Tower Lot with northerly right of way of Huron Avenue and running thence:

1.	North 15degrees 33minutes 49seconds East a distance of 112.04 feet to the beginning of a non-tangential curve, thence

2.	Along a curve to the left, having a radius of 124.26 feet, an arc length of 63.01, and whose chord bears North 04degrees 25minutes 53seconds East a chord distance of 62.33 feet to a point of intersection with a non-tangential line, thence

3.	North 00degrees 13minutes 48seconds East a distance of 106.35 feet to a point, thence

4.	North 22degrees 01minutes 30seconds West a distance of 68.87 feet to the beginning of a non-tangential curve, thence

5.	Along a curve to the right, having a radius of 191.00 feet, an arc length of 39.29, and whose chord bears North 12degrees 52minutes 18seconds West a chord distance of 39.22 feet to a point of intersection with a non-tangential line, thence

6.	North 18degrees 24minutes 13seconds West a distance of 124.53 feet to a point of curvature, thence

7.	Along a curve to the left, having a radius of 175.00 feet, an arc length of 67.35, and whose chord bears North 29degrees 25minutes 41 seconds West a chord distance of 66.93 feet to the beginning of a non-tangential curve, thence

8.	Along a curve to the left, having a radius of 74.00 feet, an arc length of 41.75, and whose chord bears North 56degrees 36minutes 55seconds West a chord distance of 41.20 feet to a point of intersection with a non-tangential line, thence

9.	North 72degrees 46minutes 40seconds West a distance of 44.07 feet to a point, thence

10.	North 17degrees 21minutes 21seconds East a distance of 57.00 feet to a point, thence

11.	South 72degrees 46minutes 40seconds East a distance of 8.09 feet to the beginning of a non-tangential curve, thence

12.	Along a curve to the right, having a radius of 76.00 feet, an arc length of 46.86, and whose chord bears South 55degrees 06minutes 46seconds East a chord distance of 46.12 feet to a point of intersection with a non-tangential line, thence

13.	South 37degrees 26minutes 52seconds East a distance of 66.35 feet to the beginning of a non-tangential curve, thence

14.	Along a curve to the right, having a radius of 201.00 feet, an arc length of 66.81, and whose chord bears South 27degrees 55minutes 32seconds East a chord distance of 66.50 feet to a point of intersection with a non-tangential line, thence

15.	South 18degrees 24minutes 13seconds East a distance of 52.12 feet to a point of curvature, thence

16.	Along a curve to the left, having a radius of 2.00 feet, an arc length of 5.07, and whose chord bears North 88degrees 54minutes 23seconds East a chord distance of 3.82 feet to a point of intersection with a non-tangential line, thence

17.	South 73degrees 42minutes 07seconds East a distance of 32.66 feet to the beginning of a non-tangential curve, thence

18.	Along a curve to the left, having a radius of 159.00 feet, an arc length of 101.92, and whose chord bears South 02degrees 03minutes 53seconds East a chord distance of 100.18 feet to a point of intersection with a non-tangential line, thence

19.	South 20degrees 25minutes 40seconds East a distance of 90.51 feet to the beginning of a non-tangential curve, thence

20.	Along a curve to the right, having a radius of 207.76 feet, an arc length of 132.61, and whose chord bears South 02degrees 25minutes 56seconds East a chord distance of 130.38 feet to a point of intersection with a non-tangential line, thence

21.	South 15degrees 33minutes 49seconds West a distance of 88.21 feet to the beginning of a non-tangential curve, thence

22.	Along a curve to the right, having a radius of 1990.00 feet, an arc length of 71.64, and whose chord bears South 49degrees 53minut.es 04seconds West a chord distance of 71.64 feet to the point and place of BEGINNING.

Containing a calculated area of 25,235 square feet or 0.579 acres

BEING the same parcel as show on a map entitled: Borgata, North Tower Lot, City of Atlantic City, Atlantic County, New Jersey” as prepared by Paulus, Sokolowski and Sartor, LLC, dated 10-19-04 last revised on 4-21-05 and labeled as sheet 4 of 6.

Francis C. Wecht, Jr Professional Land Surveyor NJ License No. 27190

PAULUS, SOKOLOWSKI AND SARTOR, LLC
67A Mountain Blvd. Extension P.O. Box 4039 Warren, NJ 07059 Tel 732 584-0408 Fax 732 764-6565 fwecht@psands.com www.psands.com

Francis C. Wecht, Jr. P.L.S., P.P.
Vice President

EGRESS EASEMENT FOR NORTH TOWER LOT	4/21/05
PORTION OF BLOCK 576. LOT 1.04

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being the southwest corner of said easement at its intersection with the northerly sideline of Huron Avenue, said point being distant 23.82 feet from the angle point in the northerly sideline of Huron Avenue and running thence:

1.	Along a curve to the left, having a radius of 643.05 feet, an arc length of 120.37, and whose chord bears North 19degrees 14minutes 21 seconds East a chord distance of 120.19 feet to the beginning of a non-tangential curve, thence

2.	Along a curve to the left, having a radius of 228.90 feet, an arc length of 42.80, and whose chord bears North 08degrees 58minutes 10seconds East a chord distance of 42.74 feet to the beginning of a non-tangential curve, thence

3.	Along a curve to the left, having a radius of 215.10 feet, an arc length of 90.64, and whose chord bears North 08degrees 27minutes 35seconds West a chord distance of 89.97 feet to a point of intersection with a non-tangential line, thence

4.	North 20degrees 25minutes 40seconds West a distance of 275.68 feet to a point, thence

5.	North 14degrees 26minutes 53seconds West a distance of 58.38 feet to a point of curvature, thence

6.	Along a curve to the left, having a radius of 49.00 feet, an arc length of 22.57, and whose chord bears North 27degrees 38minutes 38seconds West a chord distance of 22.37 feet to a point of intersection with a non-tangential line, thence

7.	North 17degrees 21 minutes 21 seconds East a distance of 33.02 feet to the beginning of a non-tangential curve, thence

8.	Along a curve to the right, having a radius of 79.00 feet, an arc length of 5.41, and whose chord bears South 51 degrees 36minutes 07seconds East a chord distance of 5.41 feet to the beginning of a non-tangential curve, thence

9.	Along a curve to the left, having a radius of 2.00 feet, an arc length of 4.54, and whose chord bears North 65degrees 18minutes 14seconds East a chord distance of 3.63 feet to the beginning of a non-tangential curve, thence

10.	Along a curve to the right, having a radius of 41.00 feet, an arc length of 39.38, and whose chord bears North 27degrees 45minutes 49seconds East a chord distance of 37.88 feet to the beginning of a non-tangential curve, thence

11.	Along a curve to the left, having a radius of 2.00 feet, an arc length of 4.47, and whose chord bears North 08degrees 44minutes 57seconds West a chord distance of 3.60 feet to a point of intersection with a non-tangential line, thence

12.	South 72degrees 46minutes 40seconds East a distance of 31.07 feet to the beginning of a non-tangential curve, thence

13.	Along a curve to the right, having a radius of 74.00 feet, an arc length of 7.50, and whose chord bears South 69degrees 52minutes 24seconds East a chord distance of 7.50 feet to the beginning of a non-tangential curve, thence

14.	Along a curve to the left, having a radius of 19.00 feet, an arc length of 15.80, and whose chord bears South 89degrees 12minutes 47seconds West a chord distance of 15.35 feet to the beginning of a non-tangential curve, thence

15.	Along a curve to the left, having a radius of 44.00 feet, an arc length of 5.22, and whose chord bears South 61 degrees 59minutes 51 seconds West a chord distance of 5.22 feet to the beginning of a non-tangential curve, thence

16.	Along a curve to the left, having a radius of 39.00 feet, an arc length of 51.77, and whose chord bears South 20degrees 34minutes 06seconds West a chord distance of 48.06 feet to a point of intersection with a non-tangential line, thence

17.	South 14degrees 26minutes 53seconds East a distance of 77.11 feet to a point, thence

18.	South 20degrees 25minutes 40seconds East a distance of 274.11 feet to the beginning of a non-tangential curve, thence

19.	Along a curve to the right, having a radius of 249.00 feet, an arc length of 90.56, and whose chord bears South 10degrees 00minutes 32seconds East a chord distance of 90.06 feet to the beginning of a non-tangential curve, thence

20.	Along a curve to the right, having a radius of 185.55 feet, an arc length of 68.83, and whose chord bears South 11degrees 02minutes 13seconds West a chord distance of 68.44 feet to a point of intersection with a non-tangential line, thence

21.	South 15degrees 14minutes 19seconds West a distance of 71.93 feet to the beginning of a non-tangential curve, thence

22.	Along a curve to the right, having a radius of 1990.00 feet, an arc length of 25.78, and whose chord bears South 52degrees 38minutes 59seconds West a chord distance of 25.78 feet to a point of intersection with a non-tangential line, thence

23.	South 59degrees 35minutes 35seconds West a distance of 28.17 feet to the point and place of BEGINNING;

Containing a calculated area of 19,232 square feet or 0.442 acres.

BEING the same parcel as show on a map entitled: Borgata, North Tower Lot, City of Atlantic City, Atlantic County, New Jersey” as prepared by Paulus, Sokolowski and Sartor, LLC, dated 10-19-04 last revised on 4-21-05 and labeled as sheet 4 of 6.

Francis C. Wecht, Jr Professional Land Surveyor NJ License No. 27190

BORGATA
NORTH EXPANSION
(UNDER CONSTRUCTION)
BORGATA
SURFACE PARKING LOT
BLOCK 576,
LOT 1.08
BLOCK 576,
LOT 1.07
BORGATA
HOTEL, CASINO & SPA
NORTH TOWER LOT
62,842 sq. ft.
1.443 acres
BLOCK 576,
LOT 1.03
BLOCK 576,
LOT 1.04
D=04°30'21"
R=1977.70'
L=155.53'
CH=S37°53'55"
155.49'
ROADWAY EASEMENT
PER GENERAL PROPERTY
PARCEL MAP
S35°21'53"E
29.97'
N59°56'58"E
94.63'
46.09'
55.10'
N59°35'35"E
D=02°22'48"
R=6607.00'
L=274.43'
CH=S61°08'22"W
274.41'
HURON AVENUE
(R.O.W. WIDTH VARIES)
D=05°08'09"
R=1990.00'
L=178.38'
CH=S50°27'11"W
178.32'
D=06°16'28"
R=2090.00'
L=228.88'
CH=S41°41'30" W
228.77'

DETAIL
NTS

FRANCIS C. WECHT, JR. N.J. LIC. NO.27190	REVISIONS	
	1. 4/4/05	UPDATE
	2. 4/21/05	UPDATE

SIGNATURE DATE
PROFESSIONAL LAND SURVEYOR

PAULUS SOKOLOWSKI and SARTOR, LLC
CONSULTING ENGINEERS

JOB NO.	2265-027-007
SHEET NO.	4 OF 6
DATE	10/19/04
SCALE	1"=120'
DRAWN	MC
CHKD.	FCW

BORGATA
NORTH TOWER LOT
BLOCK 576, LOT 1.04 & LOT 1.07

CITY OF ATLANTIC CITY
ATLANTIC COUNTY, NEW JERSEY

EXHIBIT “B”

LEGAL DESCRIPTION AND SITE PLAN OF

ADDITIONAL PARKING STRUCTURE PARCEL

PAULUS, SOKOLOWSKI AND SARTOR, LLC
67A Mountain Blvd. Extension
P.O. Box 4039
Warren, NJ 07059
Tel 732 584-0408
Fax 732 764-6565
fwecht@psands.com
www.psands.com

Francis C. Wecht, Jr. P.L.S., P.P.
Vice President

PROPOSED PARKING STRUCTURE 3 LOT	4/21/05
PORTION OF LOT 1.04, BLOCK 576

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being the northwesterly corner of Lot 1.05, Block 576(Revised) as shown on map entitled: “Minor Subdivision, Renaissance Point, Block 576, Tax Lots 1.04, 1.05 & 1.07, City of Atlantic City, Atlantic County, New Jersey” prepared by Paulus, Sokolowski and Sartor LLC, dated October 16,2004 and last revised on November 11, 2004 and running thence:

1.	Through a portion of Lot 1.04, Block 576 following five courses North 23degrees 13minutes 34seconds West a distance of 134.40 feet to a point, thence

2.	Along a curve to the right, having a radius of 629.00 feet, an arc length of 240.37, and whose chord bears North 12degrees 16minutes 43 seconds East a chord distance of 238.91 feet to a point, thence

3.	North 62degrees 19minutes 45seconds East a distance of 277.98 feet to an angle point, thence

4.	South 27degrees 40minutes 15seconds East a distance of 364.34 feet to an angle point, thence

5.	Still through portion of Lot 1.04 and beyond along northerly line of Lot 1.05, Block 576, South 62degrees 19minutes 45seconds West a distance of 351.81 feet to the point and place of BEGINNING;

Containing calculated area of 119,603 square feet or 2.746acres more or less.

BEING the same parcel as show on a map entitled in part Borgata Parking Structure 3 Lot, Portion of Block 576, Lot 1.04, City of Atlantic City, Atlantic County, New Jersey” as prepared by Paulus, Sokolowski and Sartor, LLC, dated 10-19-04 last revised on 4-21-05 and labeled as sheet 6 of 6.

Francis C. Wecht, Jr. Professional Land Surveyor NJ License No. 27190

Ex. B

EXHIBIT “C”

DESCRIPTION OF PLANS AND SPECIFICATIONS

TO BE PROVIDED

MODIFICATION OF TOWER EXPANSION & ADDITIONAL STRUCTURED

PARKING GROUND LEASE AGREEMENT

THIS MODIFICATION OF TOWER EXPANSION & ADDITIONAL STRUCTURED PARKING GROUND LEASE AGREEMENT (this “Modification”) is made as of the 20th day of February, 2009, by and between MAC, CORP., a New Jersey corporation (“Landlord”), and MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company, d/b/a The Borgata (“Tenant”).

RECITALS

A. Tenant has developed a resort casino project known as The Borgata (the “Resort”) upon a portion of the Renaissance Pointe Property (the “Borgata Parcel”“) that has been previously conveyed from Landlord to Tenant.

B. In connection with Tenant’s development and expansion of the Resort, Landlord entered into a separate ground lease agreement with Tenant dated January 1, 2005 (the “Tower Expansion & Additional Structured Parking Ground Lease”) for property currently known as Block 576, Lots 1.10 and 1.11 (the “Tower Expansion & Additional Structured Parking Ground Leased Premises”), upon which Lot 1.11 Tenant has completed construction of the Tower Expansion Project (“Lot 1.11”) and upon which Lot 1.10 Tenant has completed construction of an Additional Parking Structure (“Lot 1.10”).

C. Landlord and Tenant desire to amend the Tower Expansion & Additional Structured Parking Ground Lease to add additional property to the Tower Expansion Project in order to expand the outdoor pool deck.

D. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Tower Expansion & Additional Structured Parking Ground Lease.

NOW THEREFORE, the Original Lease is hereby modified as follows:

1. Lease Modification. The Tower Expansion & Additional Structured Parking Ground Lease is hereby modified to add additional property and to replace the description of Lot 1.11 which is set forth on Exhibit “A” hereto with the new description of Lot 1.11 as set forth on Exhibit “B”. The Monthly Rent will be adjusted, pursuant to paragraph 5(a) of the Tower Expansion & Additional Structured Parking Ground Lease, based upon the revised property square footage leased as set forth on Exhibit “B”, effective as of March 1, 2009.

2. All other terms and conditions of the Tower Expansion & Additional Structured Parking Ground Lease not specifically modified hereby shall remain in full force and effect.

3. Promptly following execution of this Modification, Landlord shall record in the Office of the Clerk of Atlantic County, New Jersey, an amended Memorandum of Tower

1

Expansion & Additional Structured Parking Ground Lease, Access and Temporary Construction Easement (as such term is defined in the Tower Expansion & Additional Structured Parking Ground Lease), in a form approved by Landlord and Tenant in their reasonable discretion. Upon the termination or earlier expiration of the Term of the Tower Expansion & Additional Structured Parking Ground Lease, Landlord and Tenant agree to execute any and all instruments necessary to effectuate a termination of the said amended Memorandum of Tower Expansion & Additional Structured Parking Ground Lease, Access and Temporary Construction Easement.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

2

IN WITNESS WHEREOF, the parties hereto have executed this Modification the day and year first above written.

MAC, CORP., a New Jersey corporation

By:
Its:	Asst. Secretary

“Landlord”

MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company

By:	Marina District Development Holding Co., LLC, a New Jersey limited liability company
Its:	Sole Member
By:	Boyd Atlantic City, Inc.
Its:	Managing Member

By:
Its:	Pres.

“Tenant”

3

EXHIBIT “A”

PLAN DEPICTING AND LEGAL DESCRIPTION OF LOT 1.11

EXISTING AS OF THE DATE HEREOF

4

PAULUS, SOKOLOWSKI AND SARTOR, LLC
67A Mountain Blvd. Extension
P.O. Box 4039
Warren, NJ 07059
Tel 732 584-0408
Fax 732 764-6565
fwecht@psands.com
www.psands.com

Francis C. Wecht, Jr. P.L.S., P.P.
Vice President

NORTH TOWER LOT	4/21/05

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point in the easterly line of Lot 1.03, Block 576, distant N27° 40’15”W, 510.24’ from the intersection of a common corner between Lots 1.03 and 1.04, Block 576 at its intersection with the northerly sideline of Huron Avenue and running thence:

1)	Along a common line between Lot 1.03 and Lot 1.04, Block 576, North 17 degrees 40 minutes 15 seconds East a distance of 84.87 feet to a point, thence;

2)	Along a common line between Lot 1.08 and Lot 1.04, Block 576 following four (4) courses North 62 degrees 21 minutes 22 seconds East a distance of 89.20 feet to a point, thence;

3)	North 17 degrees 21 minutes 13 seconds East a distance of 57.09 feet to a point, thence;

4)	South 72 degrees 38 minutes 39 seconds East a distance of 12.00 feet to a point, thence;

5)	North 17 degrees 21 minutes 21 seconds East a distance of 209.33 feet to a point, thence;

6)	Along a line through Lot 1.07, Block 576 South 72 degrees 38 minutes 38 seconds East a distance of 194.98 feet to an angle point, thence;

7)	Still through Lot 1.07 South 17 degrees 21 minutes 21 seconds West a distance of 181.83 feet, passing over northerly line of Lot 1.04, Block 576, to a point of curvature, thence;

8)	Through Lot 1.04, Block 576, following four (4) courses on a curve to the right having a radius of 85.00 feet, a length of 50.12 feet and whose chord bears South 34 degrees 14 minutes 55 seconds West a distance of 49.40 feet to a point of compound curve, thence;

9)	On a curve to the right having a radius of 123.00 feet, a length of 89.60 feet and whose chord bears South 72 degrees 00 minutes 37 seconds West a distance of 87.63 feet to a point of reverse curve, thence;

EXHIBIT “A”

Original Description of Block 576, Lot 1.11 as

appended to Tower Expansion & Additional Structured

Parking Ground Lease

10)	On a curve to the left having a radius of 74.00 feet, a length of 39.42 feet and whose chord bears South 77 degrees 37 minutes 03 seconds West a distance of 38.96 feet to a point of tangency, thence;

11)	South 62 degrees 21 minutes 22 seconds West a distance of 127.78 feet to the point and place of BEGINNING.

Containing a calculated area of 62,842 square feet or 1.443 acres

BEING the same parcel as show on a map entitled in part Borgata North Tower Lot, City of Atlantic City, Atlantic County, New Jersey” as prepared by Paulus, Sokolowski and Sartor, LLC, dated 10-19-04 last revised on 4-21-05 and labeled as sheet 4 of 6.

Francis C. Wecht, Jr. Professional Land Surveyor NJ License No. 27190

EXHIBIT “B”

REVISED PLAN DEPICTING AND LEGAL DESCRIPTION OF LOT 1.11

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PAULUS, SOKOLOWSKI AND SARTOR, LLC
67A Mountain Boulevard Extension
P.O. Box 4039
Warren, NJ 07059
Tel: 732-560-9700
Fax 732 764-6565
fwecht@keyspanservices.com
www.psands.com

Francis C. Wecht, Jr. P.L.S., P.P.
Vice President

EXHIBIT B

PROPOSED BLOCK 576 – LOT 1.11

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being located along the dividing line of Block 576, Lot 1.03, North 27 degrees 40 minutes 15 seconds West, a distance of 510.24 feet from the point of intersection of the southwesterly corner of Block 576, Lot 1.04 with the southeasterly corner of Block 576, Lot 1.03 the northerly right-of-way line of Huron Avenue (width varies) and running thence:

1)	Along the dividing line of Block 576, Lot 1.03, North 27 degrees 40 minutes 15 seconds West, a distance of 84.86 feet to a point, common corner to Block 576, Lot 1.08, thence;, thence;

Along the dividing line of Block 576, Lot 1.08 the following four (4) courses:

2)	North 62 degrees 21 minutes 21 seconds East, a distance of 89.20 feet to a point, thence;

3)	North 17 degrees 21 minutes 13 seconds East, a distance of 57.09 feet to a point, thence;

4)	South 72 degrees 38 minutes 39 seconds East, a distance of 12.00 feet to a point, thence;

5)	North 17 degrees 21 minutes 21 seconds East, a distance of 209.33 feet to a point, common corner to Block 576, Lot 1.07, thence;, thence; thence;

Along the dividing line of Block 576, Lot 1.07 the following two (2) courses:

6)	South 72 degrees 38 minutes 38 seconds East, a distance of 194.98 feet to a point, thence;

7)	South 17 degrees 21 minutes 21 seconds West, a distance of 107.00 feet to a point, common comer to Block 576, Lot 1.04, thence;, thence; thence;

Along the dividing line of Block 576, Lot 1.04 the following thirteen (13) courses:

8)	South 72 degrees 47 minutes 24 seconds East, a distance of 15.78 feet to a point, thence;

9)	South 17 degrees 12 minutes 36 seconds West, a distance of 64.11 feet to a point, thence;

10)	South 17 degrees 35 minutes 12 seconds East, a distance of 14.08 feet to a point, thence;

11)	South 00 degrees 15 minutes 52 seconds West, a distance of 5.46 feet to a point, thence;

EXHIBIT “B”

Revised Description of Block 576, Lot 1.11 as

appended to Modification of Tower Expansion &

Additional Structured Parking Ground Lease

12)	South 74 degrees 28 minutes 23 seconds East, a distance of 5.52 feet to a point of curvature, thence;

13)	Along a curve to the right having a radius of 70.37 feet, a length of 57.79 feet and whose chord bears South 23 degrees 11 minutes 10 seconds West, a distance of 56.18 feet to a point, thence;

14)	North 48 degrees 36 minutes 12 seconds West, a distance of 5.58 feet to a point of curvature, thence;

15)	Along a curve to the right having a radius of 67.35 feet, a length of 44.99 feet and whose chord bears South 68 degrees 48 minutes 39 seconds West, a distance of 44.15 feet to a point, thence;

16)	North 82 degrees 42 minutes 20 seconds West, a distance of 28.93 feet to a point of curvature, thence;

17)	South 77 degrees 10 minutes 51 seconds West, a distance of 46.02 feet to a point, thence;

18)	North 12 degrees 49 minutes 15 seconds West, a distance of 17.90 feet to a point of curvature, thence;

19)	Along a curve to the left having a radius of 74.00 feet, a length of 33.54 feet and whose chord bears South 75 degrees 20 minutes 24 seconds West, a distance of 33.25 feet to a point, thence;

20)	North 62 degrees 21 minutes 22 seconds East, a distance of 127.78 feet to the point and place of BEGINNING.

Containing a calculated area of 68,346 square feet or 1.569 acres

Francis C. Wecht, Jr Professional Land Surveyor NJ License No. 27190

SECOND MODIFICATION OF TOWER EXPANSION & ADDITIONAL

STRUCTURED PARKING GROUND LEASE AGREEMENT

(BLOCK 576. LOTS 1.10 AND 1.11)

THIS SECOND MODIFICATION OF TOWER EXPANSION & ADDITIONAL STRUCTURED PARKING GROUND LEASE AGREEMENT (this “Second Modification”) is made as of the 23rd day of March, 2010, by and between MAC, CORP., a New Jersey corporation (“Landlord”), and MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company, d/b/a The Borgata (“Tenant”) with respect to that certain Tower Expansion & Additional Structured Parking Ground Lease entered into on January 1, 2005 as previously modified by that certain Modification of Tower Expansion and Additional Structural Parking Ground Lease dated as of February 20, 2009 (the “Lease”).

RECITALS

A. On May 29, 1996, Landlord and Grand K, Inc., a Nevada corporation (“Grand K”) entered into a Joint Venture Agreement (the “Original Agreement”), relating to a joint venture (the “Joint Venture”) formed for the purpose of designing, developing, constructing, owning and operating a resort casino and related facilities on property located in the “Huron North Redevelopment Area” in the Marina area of Atlantic City, New Jersey (the “City”) on a development now known as Renaissance Pointe (the “Renaissance Pointe Property”).

B. On July 14, 1998, Grand K assigned all of its right, title and interest in and to the Original Agreement to Boyd Atlantic City, Inc., a New Jersey corporation (“Boyd AC”), and on the same date, Landlord and Boyd AC entered into an Amended and Restated Joint Venture Agreement, as amended pursuant to that certain First Amendment to Amended and Restated Joint Venture Agreement, dated as of September 10, 1998 (as amended, the “Amended and Restated Agreement”), which Amended and Restated Agreement superseded the Original Agreement.

C. On August 31, 2000, Landlord and Boyd AC entered into a Second Amended and Restated Joint Venture Agreement (the “Second Amended and Restated Agreement”), which Second Amended and Restated Agreement superseded the Amended and Restated Agreement.

D. On November 21, 2000, Landlord and Boyd AC formed Marina District Development Holding Co., LLC, a New Jersey limited liability company (“Holding Co”) and also formed Tenant.

E. On December 13, 2000, the Joint Venture was merged into Tenant, and Tenant became a wholly-owned subsidiary of Holding Co. On the same date, Holding Co amended and adopted the Second Amended and Restated Agreement as its operating agreement pursuant to a Contribution and Adoption Agreement, dated as of December 13, 2000 (the Second Amended and Restated Agreement, as so adopted and amended, and as hereafter modified and amended, shall be referred to herein as the “Operating Agreement”).

F. Tenant has developed a resort casino project known as The Borgata (the “Resort”) upon a portion of the Renaissance Pointe Property (the “Borgata Parcel”) that has been previously conveyed from Landlord to Tenant.

G. In connection with Tenant’s development of the Resort and upon the terms and conditions set forth in that certain ground lease agreement between the parties dated February 21, 2003 (the “Original Surface Lot Ground Lease”). Landlord leased to Tenant certain real property currently known as Block 576, Lot 1.07 on the Tax Map of the City of Atlantic City (the “Original Surface Lot Leased Premises”) for the purposes of the construction and operation by Tenant of a surface parking lot for the Resort (“Surface Parking Lot”) and related uses permitted thereunder.

H. In connection with Tenant’s development of the Resort and upon the terms and conditions set forth in that certain lease and option agreement between the parties dated January 16, 2002 (the “Employee Parking Structure Lease”). Landlord leased to Tenant certain real property then known as Block 576, Lot 1.05 on the Tax Map of the City of Atlantic City (the “Employee Parking Leased Premises”) for the purposes of the construction and operation by Tenant of an employee parking structure (the “Employee Parking Structure”) and related uses permitted thereunder.

I. In connection with Tenant’s development and expansion of the Resort (the “Expansion Projects”), Landlord: (i) terminated the Original Ground Lease and entered into that certain surface lot ground lease agreement with Tenant dated as of August 20, 2004 (the “Surface Lot Ground Lease”) for the remainder of the Original Surface Lot Leased Premises upon which Tenant continues the operation of the Surface Parking Lot and for any other use or uses permitted thereby (the “Surface Lot Leased Premises”); (ii) modified the terms of the Employee Parking Structure Lease by modification dated as of August 20, 2004 for the purpose of releasing therefrom a parcel of land to be incorporated into the North Expansion Ground Leased Premises (as hereinafter defined); (iii) entered into a separate lease agreement with Tenant dated January 1, 2005 (the “North Expansion Ground Lease”) for property then known as Block 576, Lot 1.08 on the Tax Map of the City of Atlantic City, being a portion of the Original Surface Lot Leased Premises, a portion of the Employee Parking Leased Premises, and other property owned by Landlord (the “North Expansion Ground Leased Premises”), upon which Tenant has constructed the North Expansion Project; and (iv) entered into the Lease for property then known as Block 576, Lots 1.10 and 1.11 (the “Leased Premises”), being a portion of the Original Surface Lot Leased Premises and other property owned by Landlord upon which Lot 1.11 Tenant has completed construction of the Tower Expansion Project (“Lot 1.11”) and upon which Lot 1.10 Tenant has completed construction of an Additional Parking Structure (“Lot 1.10”).

J. In connection with Tenant’s expansion of the pool deck located on and being a part of the Tower Expansion Project, Landlord consented to the further subdivision of 5,504 square feet from Block 576, Lot 1.04 (“Landlord’s Remainder Parcel”) for consolidation with Lot 1.11 (the “Pool Deck Expansion”).

K. In connection with the Pool Deck Expansion, the Landlord and Tenant entered into that certain Modification of Tower Expansion & Additional Structured Parking Ground

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Lease dated as of February 20, 2009 (the “First Modification of Lease”), pursuant to which the revised and enlarged description of Lot 1.11 was substituted for the original description of Lot 1.11 appended to the Lease.

L. Landlord and Tenant desire to further modify the terms of the Lease to: (i) grant unto Tenant the Ring Road Easement (as hereinafter defined), (ii) reserve unto Landlord the Landlord’s Access Easement (as hereinafter defined), and (iii) modify the rent under the Lease.

NOW THEREFORE, the Lease as heretofore modified is hereby further modified as follows:

1. Ring Road Easement. Landlord hereby grants to Tenant, its successors and assigns, and users of the Leased Premises, the Ring Road Easement (as hereinafter defined) for the purpose of non-exclusive right of pedestrian and vehicular access over the Ring Road. The Ring Road Easement shall terminate upon the earlier to occur of: (i) the expiration of the Term of the Lease; or (ii) the earlier termination of the Lease. In the event Tenant or a third party purchases the Leased Premises, the Ring Road Easement shall become permanent and perpetual.

For the purposes hereof, the following definitions shall apply:

“Ring Road” means the roadway system developed by Landlord or its affiliates on the Renaissance Pointe Property as part of the Master Plan Improvements (as such term is defined in the Operating Agreement).

“Ring Road Easement” means a non-exclusive easement granted by virtue of this Lease by Landlord or its affiliates to Tenant, granting to Tenant or its affiliates, as well as the users of the Leased Premises the non-exclusive right of pedestrian and vehicular access over the Ring Road.

2. Landlord’s Access and Utility Easement. Tenant consents to and Landlord hereby reserves unto itself, its successors and assigns, and their respective agents, employees, contractors, licensees and invitees a non-exclusive access and utility easement (the “Landlord’s Access and Utility Easement”) burdening and encumbering the areas more particularly described and shown on Exhibit “C” attached hereto and made a part hereof (the “Landlord’s Access and Utility Easement Area”) to allow vehicular and pedestrian ingress and the construction and use of utilities and signage on, over and under and through the Landlord’s Access and Utility Easement Area, including the right to maintain aboveground manholes and vents and other appurtenances necessary for the foregoing purposes. The Landlord’s Access and Utility Easement shall expire upon the expiration or termination of this Lease. In the event Tenant or a third party purchases the Leased Premises, the Landlord’s Access and Utility Easement shall become permanent and perpetual. Landlord shall be responsible to repair any damage to the Landlord’s Access and Utility Easement Area and any improvements located thereon, or any improvement located on the Tenant’s property which may be adjacent to the Landlord’s Access and Utility Easement Area caused by the exercise of Landlord’s rights hereunder. At all times during the term of the Landlord’s Access and Utility Easement, Landlord shall maintain liability insurance naming Tenant as an additional insured in the minimum amount of $25,000,000.00.

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Landlord shall indemnify Tenant, and its affiliates, and the officers, employees and agents of any of them, from and against any and all loss, costs, damage, claim or expense (including without limitation, attorney’s fees and court costs) incurred or sustained by Tenant, or its affiliates, or the officers, employees or agents of any of them, arising out of, as a result of or in connection with Landlord’s use of the Landlord’s Access and Utility Easement Area as contemplated herein, provided, however, that Landlord shall not be responsible to defend or indemnify Tenant against any liability to third parties or government authorities arising out of any condition existing on the Landlord’s Access and Utility Easement Area prior to the date hereof. The Landlord’s Access and Utility Easement shall be exercised by Landlord, its successors and assigns, and any entity providing utility services to Landlord, Tenant, and the Resort in a manner that will minimize interference with the Tenant’s property adjacent to the Landlord’s Access and Utility Easement Area or any business conducted thereon provided that (i) Landlord shall have the right to temporarily suspend operation of any road (the “Access Road’) within Landlord’s Access and Utility Easement Area during the time necessary for (x) installation and/or repair or maintenance of utilities; (y) road construction, maintenance and/or realignment; and (z) emergencies; and (ii) following construction of any improvement on Landlord’s Remainder Parcel, (y) Tenant’s and Tenant’s invitees construction vehicles may not use the Access Road and (z) the Landlord’s Access and Utility Easement Area shall be utilized by Tenant and any utility providing utility services to Tenant in a manner that will minimize interference with Landlord’s property or Landlord’s Remainder Parcel or any business conducted thereon, including without limitation, minimal interruption of traffic on the surrounding roadways entering into or exiting Landlord’s property or Landlord’s Remainder Parcel. Tenant shall not construct any structure, improvements or utilities in the Landlord’s Access and Utility Easement Area that would, in Landlord’s reasonable opinion, interfere with Landlord’s Access and Utility Easement.

3. Modification of Rent. The Monthly Rent to be paid under the Lease shall be reduced to One Hundred and Eighty-Three Thousand, Five Hundred and Seventy-Three Dollars and Seventy-One Cents ($183,573.71), plus attendant increases, if any, as provided in section 5(b) of the Lease.

4. All other terms and conditions of the Lease not specifically modified hereby shall remain in full force and effect.

5. Promptly following execution of this Modification, Landlord shall record in the Office of the Clerk of Atlantic County, New Jersey, an amended Memorandum of Tower Expansion & Additional Structured Parking Ground Lease, Access and Temporary Construction Easement (as such term is defined in the Lease), in a form approved by Landlord and Tenant in their reasonable discretion. Upon the termination or earlier expiration of the Term of the Lease, Landlord and Tenant agree to execute any and all instruments necessary to effectuate a termination of the said amended Memorandum of Tower Expansion & Additional Structured Parking Ground Lease, Access and Temporary Construction Easement, subject to the terms of Section 38 of the Lease.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the parties hereto have executed this Modification the day and year first above written.

MAC, CORP., a New Jersey corporation

By:
John M. McManus

Its:	Secretary

“Landlord’

MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company

By:	Marina District Development Holding Co., LLC, a New Jersey limited liability company
Its:	Sole Member
By:	Boyd Atlantic City, Inc.
Its:	Managing Member

By:
Auggie Cipollini

Its:	Vice President & Asst. Secretary

“Tenant”

EXHIBITS TO SECOND MODIFICATION OF TOWER

EXPANSION AND ADDITIONAL STRUCTURED

PARKING GROUND LEASE AGREEMENT

(BLOCK 576, LOTS 1.10 & 1.11)

Exhibit “A” - Legal Description & Plan Depicting

Landlord’s Access and Utility Easement Area

EXHIBIT “A”

LEGAL DESCRIPTION AND PLAN DEPICTING

LANDLORD’S ACCESS AND UTILITY EASEMENT AREA

67B Mountain Boulevard Extension

P.O. Box 4039

Warren, NJ 07059

Tel 732.560.9700

LANDLORD ACCESS AND UTILITY EASEMENT

BLOCK 576. PORTION OF LOT 1.10

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being located North 23 degrees 13 minutes 34 seconds West, a distance of 25.12 feet from the intersection of the comer of Block 576, Lot 1.05 and Block 576, Lot 1.10 with the northeasterly right-of-way line of a Service Road and running thence:

1)	North 62 degrees 18 minutes 28 seconds East, a distance of 349.79 feet to a point, common corner to Block 576, Lot 1.12, thence;

2)	South 27 degrees 39 minutes 07 seconds East, a distance of 25.17 feet to a point, thence;

3)	South 62 degrees 19 minutes 45 seconds West, a distance of 351.73 feet to a point in the said line of the Service Road, thence;

4)	North 23 degrees 13 minutes 34 seconds West, a distance of 25.12 feet the point and place of BEGINNING.

Containing a calculated area of 8,807 square feet or 0.202 acres

Francis C. Wecht, Jr Professional Land Surveyor NJ License No. 27190

www.psands.com